Exhibit (e)(1)
EXCERPTS FROM THE POTASH CORPORATION OF SASKATCHEWAN INC.
MANAGEMENT PROXY CIRCULAR DATED FEBRUARY 19, 2010

Board of Directors

•	In connection with the Board’s responsibility for executive compensation, an advisory vote on executive compensation is being held for the first time in 2010.

•	Under the oversight of the Board, PotashCorp won multiple awards in 2009 for its corporate reporting. At the Corporate Reporting Awards presented by the Chartered Accountants of Canada, PotashCorp captured five awards, including the prestigious 2009 Overall Award of Excellence for Corporate Reporting. In the prominent IR Magazine Canada Awards, PotashCorp won awards for overall Best Annual Report in Canada and Best Investor Relations in the Mining Sector.

Nominees

The 12 directors being nominated for election in 2010 are:

Christopher M. Burley	Keith G. Martell
William J. Doyle	Jeffrey J. McCaig
John W. Estey	Mary Mogford
C. Steven Hoffman	Paul J. Schoenhals
Dallas J. Howe	E. Robert Stromberg
Alice D. Laberge	Elena Viyella de Paliza

The Corporate Governance and Nominating Committee is of the view that these directors represent an appropriate mix of expertise and qualities required for the Board. See page 6 for their biographies.

Independent Board

All directors, except for Mr. Doyle, Mr. Stromberg and Ms. Viyella de Paliza, are independent. See page 10 for details.

Executive Sessions

The Board meets in executive session, with only independent directors present during each meeting of the Board. Sessions are of no fixed duration and participant directors are encouraged to raise and discuss any issues of concern. See page 14 for details.

Meeting Attendance

Directors attended 99% of Board and committee meetings in 2009. See page 14 for details.

Retirement

Wade Fetzer III, who served as a director of the Corporation since 2002 retired from the Board on May 7, 2009.

In January 2000, the Board of Directors approved a retirement policy that directors not stand for reelection after reaching the age of seventy years.

Director Compensation

We establish director compensation based on the advice of independent consultants, with a view to establishing compensation at the median of the applicable Comparator Group. See page 15 for details.

Total fees and retainers earned by all Board members in 2009 were $1,903,500.

“At Risk” Investment

By the time a director has served on the Board for 5 years, he or she must own Shares and/or Deferred Share Units with a value at least five times the annual retainer paid to directors. One-half of the ownership threshold is required to be achieved within 2 1/2 years.

All director nominees are currently in compliance with the applicable ownership guidelines of the Corporation.

See page 19 for details.

MANAGEMENT PROXY CIRCULAR ï Board of Directors	Page 5

Nominees for Election to the Board of Directors

The articles of the Corporation provide that the Board of Directors of the Corporation (the “Board”) shall consist of a minimum of 6 directors and a maximum of 20 directors, with the actual number to be determined from time to time by the Board. The Board has determined that, at the present time, there will be 12 directors.

Proxies solicited hereby will be voted for the following proposed nominees (or for substitute nominees in the event of contingencies not known at present) who will, subject to the bylaws of the Corporation and applicable corporate law, hold office until the next annual meeting of shareholders or until their successors are elected or appointed in accordance with the bylaws of the Corporation or applicable corporate law. In an uncontested election, any nominee for director who fails to receive votes in favor of his or her election representing at least a majority of the votes cast (added together with the votes withheld) shall tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. Except in extenuating circumstances, it is expected that the committee will recommend to the Board that the resignation be accepted and effective within a period of 90 days and that the action taken be publicly disclosed. To the extent possible, the committee and Board members who act on the resignation shall be directors who have themselves received a majority of votes cast.

The following table highlights the specific experience and attributes that led to the conclusion that the person should serve as a director of the Corporation. Specifically, it states the names and ages of all the persons to be nominated for election as directors, all other positions and offices with the Corporation now held by them, their present principal occupation or employment, their business experience over the last five years, the period during which present directors of the Corporation have served as directors, their principal areas of expertise and their independence status. The table also discloses the value of at-risk holdings for each of them as of February 19, 2010 and their overall board and committee meeting attendance.

For further detailed information on director independence, attendance, at-risk holdings and compensation, please see the tables and narrative following this table.

CHRISTOPHER M. BURLEY
Age: 48
Calgary, Alberta, Canada
Director since 2009

Independent(1)

Mr. Burley is a Corporate Director and former Managing Director and Vice Chairman, Energy of Merrill Lynch Canada Inc., an investment banking firm. A graduate of the Institute of Corporate Directors’ Education Program, he has more than 21 years’ experience in the investment banking industry. He is a member of the board of directors of the United Way of Calgary.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

Finance	February 2010(3): $1,205,618
Investment Banking
Governance

Board Committee Membership:	Board & Committee Attendance(4):

Audit	100%
Corporate Governance and Nominating

WILLIAM J. DOYLE
Age: 59
Winnetka, Illinois, USA
Director since 1989

Non-independent(1)

Mr. Doyle is President and Chief Executive Officer of the Corporation. He joined PotashCorp as President of PCS Sales in 1987, after holding various positions with International Minerals and Chemical Corporation. He is Chairman of Canpotex Limited, on the boards of The Fertilizer Institute and International Plant Nutrition Institute, as well as a member of the Executive Management group of the International Fertilizer Industry Association. Mr. Doyle is a graduate of Georgetown University in Washington, DC and is a member of its Board of Directors as well as a director of the Executives’ Club of Chicago.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

Fertilizer/Mining/Chemical Industry	February 2010(3): $53,858,353
Global Agriculture/International Commerce
Global Senior Executive Management

Board Committee Membership:	Board Attendance(4):

none	100%

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JOHN W. ESTEY
Age: 59
Glenview, Illinois, USA
Director since 2003

Independent(1)

Mr. Estey is President and Chief Executive Officer of S&C Electric Company, a global provider of equipment and services for electric power systems. He is a member of the Board of Governors of the National Electrical Manufacturers Association, a director of the Executives’ Club of Chicago, and a member of the Board of Trustees of the Adler Planetarium.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

Global/International Commerce	February 2010(3): $2,971,771
Business Management
Compensation

Board Committee Membership:	Board & Committee Attendance(4):

Compensation (chair)	100%
Safety, Health and Environment

C. STEVEN HOFFMAN
Age: 61
Lincolnshire, Illinois, USA
Director since 2008

Independent(1)

Mr. Hoffman is a former senior executive of IMC Global Inc. With over 22 years of global fertilizer sales and marketing management experience, he retired as Senior Vice President and President, Sales and Marketing of IMC Global upon completion of the IMC Global and Cargill Fertilizer merger, creating the Mosaic Company. He is a former Chairman and President of the Phosphate Chemicals Export Association, Inc. (“PhosChem”) and a former Chairman of Canpotex Limited.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

Fertilizer/Mining/Chemical Industry	February 2010(3): $510,711
Global Agriculture/International Commerce
Business Management

Board Committee Membership:	Board & Committee Attendance(4):

Audit	100%
Safety, Health and Environment

DALLAS J. HOWE
Age: 65
Calgary, Alberta, Canada
Director since 1991

Independent(1)

Mr. Howe is owner and Chief Executive Officer of DSTC Ltd., a technology investment company. He is a director of Advanced Data Systems Ltd., Viterra (formerly Saskatchewan Wheat Pool), the C.D. Howe Institute and a Fellow of the Institute of Corporate Directors. A director of Potash Corporation of Saskatchewan, the Crown corporation, from 1982 to 1989, he joined the Corporation’s Board in 1991 and was elected Chair in 2003.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

Agriculture	February 2010(3): $12,247,794
e-Commerce/Technology
Governance

Board Committee Membership:	Board & Committee Attendance(4):

Board Chair	100%
Corporate Governance and Nominating

ALICE D. LABERGE
Age: 53
Vancouver, British
Columbia, Canada
Director since 2003

Independent(1)

Ms. Laberge is a Corporate Director and the former President and Chief Executive Officer of Fincentric Corporation, a global provider of software solutions to financial institutions. She was previously Senior Vice President and Chief Financial Officer of MacMillan Bloedel Limited. She is a director of the Royal Bank of Canada, Russel Metals Inc. and St. Paul’s Hospital Foundation in Vancouver and has served as a director of Catalyst Paper Corporation. She is a trustee of the Healthcare Benefit Trust and a member of the Board of Governors of the University of British Columbia.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

e-Commerce/Technology	February 2010(3): $2,600,853
Finance
Accounting

Board Committee Membership:	Board & Committee Attendance(4):

Audit (chair)	100%
Corporate Governance and Nominating

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KEITH G. MARTELL
Age: 47
Saskatoon, Saskatchewan, Canada
Director since 2007

Independent(1)

Mr. Martell is Chairman and Chief Executive Officer of First Nations Bank of Canada, a national leading aboriginal financial institution providing financial services for aboriginal people. He is a director of The North West Company Inc. and Saskatoon Friendship Inn and a former director of the Public Sector Pension Investment Board of Canada. He is a trustee of The North West Company Fund and Primrose Lake Trust.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

Finance/Accounting	February 2010(3): $471,414
First Nations
Business Management

Board Committee Membership:	Board & Committee Attendance(4):

Audit	95%
Compensation

JEFFREY J. MCCAIG
Age: 58
Calgary, Alberta, Canada
Director since 2001

Independent(1)

Mr. McCaig is Chairman and Chief Executive Officer of the Trimac Group of Companies, a North American provider of bulk trucking and third-party logistics services. Prior to that, he practiced law, specializing in corporate financing and securities. He is a director of The Standard Life Assurance Company of Canada and a director and co-owner of the Calgary Flames Hockey Club(5).

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

Transportation Industry	February 2010(3): $4,395,176
Legal
Business Management

Board Committee Membership:	Board & Committee Attendance(4):

Audit	100%
Compensation

MARY MOGFORD
Age: 65
Newcastle, Ontario, Canada
Director since 2001

Independent(1)

Ms. Mogford is a Corporate Director and a former Ontario Deputy Minister of Finance and Deputy Minister of Natural Resources. She is a director of MDS Inc. and an honorary member of the boards of the Hospital For Sick Children and Trent University. She is a Fellow of the Institute of Corporate Directors and an accredited director under the ICD/Rotman School of Business Directors’ Education Program. She has also served as a director of Falconbridge, Sears Canada and six other public company boards.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

Finance	February 2010(3): $4,407,575
Public Policy
Governance

Board Committee Membership:	Board & Committee Attendance(4):

Corporate Governance and Nominating (chair)	100%
Compensation

PAUL J. SCHOENHALS
Age: 68
Calgary, Alberta, Canada
Director since 1992

Independent(1)

Mr. Schoenhals is a retired President and Chief Executive Officer of Enform, a petroleum industry safety and training service. He is a former Member of the Legislative Assembly and Cabinet Minister in Saskatchewan and was Chairman of Potash Corporation of Saskatchewan, the Crown corporation, from 1987 to 1989.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

Public Policy	February 2010(3): $2,686,824
Business Management

Board Committee Membership:	Board & Committee Attendance(4):

Safety, Health and Environment (chair)	100%
Compensation

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E. ROBERT STROMBERG, Q.C.
Age: 68
Jackfish Lake, Saskatchewan,
Canada
Director since 1991

Non-independent(1)

Mr. Stromberg is retired and was formerly associated with the Saskatchewan law firm Robertson Stromberg Pedersen. He is a director of NorSask Forest Products Inc. and Hitachi Canadian Industries Ltd. and holds the rank of Honorary Lieutenant-Colonel of the North Saskatchewan Regiment.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

Global/International Commerce	February 2010(3): $5,837,875
Legal

Board Committee Membership:	Board & Committee Attendance(4):

Safety, Health and Environment	100%

Mr. Stromberg is not considered independent because of a business relationship in a company in which Mr. Stromberg’s sons are associated but in which Mr. Stromberg has no interest. This relationship is described in greater detail below.

ELENA VIYELLA DE PALIZA
Age: 55
Dominican Republic
Director since 2003

Non-independent(1)

Ms. Viyella de Paliza is President of Inter-Quimica, S.A., a chemicals importer and distributor, Monte Rio Power Corp. and Indescorp, S.A. She is a member of the board of the Inter-American Dialogue and Past President of the Dominican Business Council, the Dominican Stock Exchange, Dominican Manufacturers Association and the National Agribusiness Board.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

Fertilizer Industry	February 2010(3): $2,858,886
Finance/Business Management
Global/International Commerce

Board Committee Membership:	Board & Committee Attendance(4):

Safety, Health and Environment	100%

Ms. Paliza is not considered independent because of a business relationship in a company in which Ms. Paliza’s father and brother are interested parties but in which Ms. Paliza has no interest. This relationship is described in greater detail below.

(1)	See “Director Independence and Other Relationships”.

(2)	See “At Risk Investments and Year Over Year Changes” for additional detail.

(3)	Based on the closing price per Share on the New York Stock Exchange of $115.14 on February 19, 2010.

(4)	See “Attendance of Directors” for additional detail.

(5)	Mr. McCaig was a director of TCT Logistics Inc. (TCT) from June 2001 to January 2002. In January 2002, a receiver was appointed over the business and assets of TCT by a creditor of TCT.

(6)	See “Attendance of Directors” for additional detail.

All of the above director nominees have had the principal occupation described above for the previous five years other than Ms. Laberge, who was Chief Executive Officer of Fincentric Corporation from December 2003 to June 2005.

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Board Tenure

as at February 19, 2010

The Corporation’s average Board tenure is 10.2 years.

In January 2000, the Board of Directors approved a retirement policy that directors not stand for reelection after reaching the age of seventy years.

Director Independence and Other Relationships

Committees
(Number of Members)
	Audit(1)	Compensation(1)	CG&N(1)	SH&E(2)
	(5)	(5)	(4)	(5)

Management Director — Not Independent
William J. Doyle
Outside Director — Not Independent
E. Robert Stromberg (family business relationship)				✓
Elena Viyella de Paliza (family business relationship)				✓
Outside Director — Independent
Christopher M. Burley	✓		✓
John W. Estey		Chair		✓
C. Steven Hoffman	✓			✓
Dallas J. Howe (Board Chair)			✓
Alice D. Laberge(3)	Chair		✓
Keith G. Martell(3)	✓	✓
Jeffrey J. McCaig	✓	✓
Mary Mogford		✓	Chair
Paul J. Schoenhals		✓		Chair

(1)	All members are independent. All Audit Committee members are independent under additional regulatory requirements applicable to them.

(2)	A majority of the Safety, Health and Environment Committee members are independent.

(3)	Audit Committee financial expert under the rules of the SEC.

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The Board has determined that all of the directors of the Corporation and proposed nominees, with the exception of Mr. Doyle, Ms. Paliza and Mr. Stromberg, are independent within the meaning of the “PotashCorp Governance Principles”, National Instrument 58-101 “Disclosure of Corporate Governance Practices” (“NI 58-101”), applicable rules of the SEC and the New York Stock Exchange (“NYSE”) corporate governance rules.

For a director to be considered independent, the Board must determine that the director does not have any material relationship with the Corporation, either directly or indirectly (e.g. as a partner, shareholder or officer of an organization that has a relationship with the Corporation). Pursuant to the “PotashCorp Governance Principles” and the “PotashCorp Core Values and Code of Conduct”, directors and executive officers of the Corporation inform the Board as to their relationships with the Corporation and provide other pertinent information pursuant to questionnaires that they complete, sign and certify on an annual basis. The Board reviews such relationships to identify impairments to director independence and in connection with disclosure obligations under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”).

As permitted by the NYSE corporate governance rules, the Board has adopted categorical standards to assist it in making determinations of director independence. These standards are set out in the “PotashCorp Governance Principles”, the full text of which is available on the Corporation’s website, www.potashcorp.com. The independence standards established by the Board are as follows:

a)	A Director will not be considered independent if, currently or within the preceding three years, as applicable:

i)	the Director is, or was, an employee or executive officer of the Corporation, including any affiliated entity of the Corporation;

ii)	an immediate family member of the Director is, or was, an executive officer of the Corporation, including any affiliated entity of the Corporation;

iii)	the Director is, or was, a partner of, employed by or affiliated with any of the Corporation’s present or former internal or external auditors;

iv)	an immediate family member of the Director is, or was, a partner of any of the Corporation’s present or former internal or external auditors;

v)	an immediate family member of the Director is an employee of the Corporation’s internal or external auditors and participates in its audit, assurance or tax compliance (but not tax planning) practice, or is or was employed or affiliated with any of the Corporation’s present or former internal or external auditors and personally works or worked on the Corporation’s audit within such time; or

vi)	an executive officer of the Corporation serves or served on the compensation committee of an entity which, in turn, employs or employed either (a) the particular Director as an executive officer or (b) an immediate family member of such Director as an executive officer.

b)	A Director will not be considered independent if the Director received any direct compensation, or an immediate family member of the Director received more than Cdn$75,000 in direct compensation, during any 12 month period within the past three fiscal years from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service).

c)	A Director will not be considered independent if the Director has any of the following commercial or charitable relationships:

(i)	the Director currently serves as an executive officer or employee of, or any of his or her immediate family members currently serves as an executive officer of, another company that makes payments to, or receives payments from, the Corporation for property or services in an amount that, in any one of the three most recent fiscal years, exceeds the greater of (x) US$1,000,000 or (y) 2 percent of the annual consolidated gross revenues of the company for which such Director, or any of his or her immediate family members, serves as an executive officer (or as an employee in the case of the Director); or

(ii)	the Director currently serves as an officer, director or trustee of a charitable organization, and the Corporation’s discretionary charitable contributions to that organization (or in the case of a foundation, the foundation together with the organization or entity to which the foundation supports) exceeds the greater of (x) US$1,000,000 or (y) 2 percent of that organization’s total annual

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consolidated gross revenues within any one of the three most recent fiscal years (provided that the Corporation’s matching of employee charitable contributions will not be included in the amount of the Corporation’s contributions for this purpose).

d)	Where a relationship exists as a result of a Director who is a limited partner, a non-managing member or who occupies a similar position in an entity that does business with the Corporation, or who has a shareholding in such entity which is not significant, and who, in each case, has no active role in sales to, purchases from, or in providing services to the Corporation and derives no direct material benefit from same, such relationship shall be considered not to be material.

Mr. Doyle is the Chief Executive Officer (“CEO”) of the Corporation and is therefore not independent. Mr. Doyle is also Chairman of Canpotex Limited. The Corporation had sales of approximately $613.7 million to Canpotex Limited in 2009.

A son of Mr. Stromberg, David Stromberg, is a director and a major indirect shareholder of Micro Oil Inc. (“Micro Oil”), a privately held process oil blender and supplier based in Saskatoon, Saskatchewan. David Stromberg is also the president of Micro Oil. Another son of Mr. Stromberg, Jeffrey Stromberg, is a shareholder of Micro Oil. In 2009, receipts and payments in the amount of Cdn$751,603 were transacted between the Corporation and Micro Oil. In 2008, receipts and payments in the amount of Cdn$2,014,601 were transacted between the Corporation and Micro Oil, which exceeded 2% of Micro Oil’s gross revenues in 2008. Micro Oil and the Corporation have also entered into a confidentiality agreement relating to the development of oil processes used by the Corporation. Purchases from Micro Oil are made in the ordinary course of business. Mr. Stromberg has no interest in the business of his adult sons. Through his prominence in the Saskatchewan business community and his professional qualifications and experience, Mr. Stromberg has been and continues to be a valued member of the Board. His presence on the Board plays no role in the Corporation’s decision to transact business with Micro Oil. The Corporation has and will continue to make this decision on the basis of the best interests of the Corporation.

Ms. Paliza’s father and brother are executive officers of Fertilizantes Santo Domingo, C. por A (“Fersan”), a fertilizer bulk blender and distributor of agrichemicals based in the Dominican Republic, which is a customer of the Corporation. Although representing less than 1% of the Corporation’s consolidated sales in 2009, sales to Fersan exceeded 2% of Fersan’s 2009 consolidated gross revenues. As such, Ms. Paliza does not meet the Corporation’s categorical independence standards which incorporate in relevant part the NYSE corporate governance rules. Although a former employee of Fersan, Ms. Paliza has no direct or indirect interest in the Corporation’s sales to and purchases by Fersan and all such transactions are completed on normal trade terms. Even though she does not meet the aforementioned independence standards, Ms. Paliza provides a valuable contribution to the Board through her industry knowledge and experience, and international business perspective.

In determining the independence of its other directors, the Board evaluated business and other relationships that each director had with the Corporation. In doing so, it determined as immaterial (i) any relationship falling below the thresholds in paragraph (c)(i) or covered pursuant to paragraph (d) above, and not otherwise required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Exchange Act, including certain relationships of Mr. Estey and Mr. McCaig, (ii) any relationships falling below the thresholds in paragraph 3(c)(ii) above, including certain relationships of Mr. Burley, Mr. Estey, Ms. Laberge and Mr. Martell and (iii) any business relationship between the Corporation and an entity as to which the director in question has no relationship other than as a director thereof, including certain directorships of Mr. Estey, Mr. Howe, Ms. Laberge and Mr. McCaig.

In addition to the independence requirements set out above, the Corporation has established an additional requirement that there shall be no more than two board interlocks at any given time. As of the date of this Management Proxy Circular, there are no interlocking public company directorships among the Board members.

Board/Director Assessment

Annual Board Assessment by All Members of the Board

Each year Board members complete a detailed questionnaire which (a) provides for quantitative ratings in key areas, and (b) seeks subjective comment in each of those areas. The questionnaire is administered by the Corporate Secretary. Responses are reviewed by the Corporate Secretary and the Chair of the Corporate Governance and Nominating Committee. A summary report is then prepared and provided to the Board Chair, the Corporate Governance and Nominating Committee and the CEO and then reported to the full Board by the Corporate Governance and Nominating Committee Chair. Attribution of comments to individual Directors in the summary report is made only if authorized by that

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Director. In assessing the responses to the questionnaire, the focus is on continuous improvement. Matters requiring follow-up are identified, action plans are developed and there is ongoing monitoring by the Corporate Governance and Nominating Committee to ensure satisfactory results. As part of the annual Board assessment, the Board reviews and considers any proposed changes to the Board Charter.

Annual Assessment of Each Committee by Members of That Committee

Each year members of each Committee complete a detailed questionnaire designed to allow Committee members to evaluate how well each Committee is operating and to make suggestions for improvement. The questionnaire is administered by the Corporate Secretary who receives responses and reviews them with the appropriate Committee Chair. A summary report is then prepared and provided to the Board Chair, the Chair of the Corporate Governance and Nominating Committee, the appropriate Committee and the CEO and then reported to the full Board by the appropriate Committee Chair. As part of the annual Committee assessment, the Board reviews and considers any proposed changes to the Committee Charters.

As with the Board assessment, the focus is on continuous improvement. Chairs of each Committee are expected to follow up on matters raised in the Committee assessments and take action as appropriate.

Annual Assessment of the Board Chair by Members of the Board

Each year members of the Board are asked to assess and comment on the discharge, by the Board Chair, of his duties. Individual responses are received by the Chair of the Corporate Governance and Nominating Committee. The Chair of the Corporate Governance and Nominating Committee solicits specific input from the CEO from his perspective as CEO regarding the effectiveness of the Chair. A summary report is then provided to the Board Chair and the full Board, with no attribution of comments to individual Directors without their consent. As part of the annual Board Chair assessment, the Board reviews and considers any proposed changes to the Board Chair position description.

Annual Assessment of Each Committee Chair by Members of Each Committee

Each year, members of each Committee are asked to assess and comment on the discharge, by each Committee Chair, of his or her duties. Responses are received by the Corporate Secretary and the Committee Chair under review. A summary report is then provided to the appropriate Committee and to the full Board, with no attribution of comments to individual Directors without their consent. As part of the annual Committee Chair assessment, the Board reviews and considers any proposed changes to the Committee Chair position descriptions.

Annual Assessment of Individual Directors

Each year during the period from May to September, the Board Chair (and, if in the opinion of the Board Chair it is desirable, the Chair of the Corporate Governance and Nominating Committee) formally meets with each Director individually to engage in full and frank discussion of any and all issues which either wish to raise, with a focus on maximizing the contribution of each Director to the Board and Committees. In completing the review, the Board Chair employs a checklist, discussing both short-term and long-term goals, and establishes action items to allow each individual Director to enhance both his or her personal contributions and overall Board effectiveness. The Board Chair will share peer feedback with each Director as appropriate and reviews progress and action taken. Each Director, during such formal review, should be prepared to discuss with the Board Chair how the Directors, both individually and collectively, can operate more effectively. The Board Chair discusses the results of the individual evaluations with the Chair of the Corporate Governance and Nominating Committee and reports summary findings to both that Committee and to the full Board at the November meeting.

Management Board Survey

As part of the Board’s continuing efforts to improve its performance, the Board periodically surveys those members of senior management who regularly interact with the Board and/or its Committees to solicit their input and perspective on the operation of the Board and how the Board might improve its effectiveness. The survey includes subjective management responses to questions and one on one interviews between management respondents and the Chair of the Corporate Governance and Nominating Committee. The results of the management surveys and the one on one interviews are reported by the Chair of the Corporate Governance and Nominating Committee to the full Board and the Corporate Secretary.

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Attendance of Directors

The following table provides a summary of attendance at Board and Committee meetings held during fiscal 2009.

Type of Meeting Held	Number of Meetings

Board of Directors	8
Audit Committee (“AUD”)	8
Compensation Committee (“COMP”)	6
Corporate Governance and Nominating Committee (“GOV”)	5
Safety, Health and Environment Committee (“SHE”)	5

					Total Board/Committee
Director	Board meetings attended		Committee meetings attended		meetings attended

Christopher M. Burley(1)	4 of 4	100%	3 of 3 AUD	100%	9 of 9	100%
			2 of 2 GOV	100%
William J. Doyle(2)	8 of 8	100%			8 of 8	100%
John W. Estey	8 of 8	100%	6 of 6 COMP (Chair)	100%	19 of 19	100%
			5 of 5 SHE	100%
Wade Fetzer III(3)	4 of 4	100%	3 of 3 COMP	100%	10 of 10	100%
			3 of 3 GOV	100%
C. Steven Hoffman	8 of 8	100%	8 of 8 AUD	100%	21 of 21	100%
			5 of 5 SHE	100%
Dallas J. Howe(2)	8 of 8 (Chair)	100%	5 of 5 GOV	100%	13 of 13	100%
Alice D. Laberge(4)	8 of 8	100%	8 of 8 AUD (Chair)	100%	22 of 22	100%
			4 of 4 GOV	100%
			2 of 2 SHE	100%
Keith G. Martell	7 of 8	88%	8 of 8 AUD	100%	21 of 22	95%
			6 of 6 COMP	100%
Jeffrey J. McCaig	8 of 8	100%	8 of 8 AUD	100%	22 of 22	100%
			6 of 6 COMP	100%
Mary Mogford(5)	8 of 8	100%	4 of 4 AUD	100%	20 of 20	100%
			3 of 3 COMP	100%
			5 of 5 GOV (Chair)	100%
Paul J. Schoenhals	8 of 8	100%	6 of 6 COMP	100%	19 of 19	100%
			5 of 5 SHE (Chair)	100%
E. Robert Stromberg, Q.C.	8 of 8	100%	5 of 5 SHE	100%	13 of 13	100%
Elena Viyella de Paliza	8 of 8	100%	5 of 5 SHE	100%	13 of 13	100%
Aggregate Attendance	95 of 96	99%	39 of 39 AUD	100%	210 of 211	99%
			19 of 19 GOV	100%
			30 of 30 COMP	100%
			27 of 27 SHE	100%

(1)	Elected as a member of the Board and appointed as a member of the Audit Committee and Corporate Governance Committee on May 7, 2009.

(2)	In addition to the committees of which he is a member, Mr. Howe, as Board Chair, regularly attends other committee meetings as well. Mr. Howe attended all of the 24 committee meetings held in 2009. At the invitation of applicable committees, Mr. Doyle attended all or a portion of many of the committee meetings held in 2009, including a majority of the Compensation and Corporate Governance committee meetings. In an effort to provide directors with a more complete understanding of the issues facing the Corporation and in line with the Corporation’s core values, directors are encouraged to attend committee meetings of which they are not a member.

(3)	Served as a member of the Board and a member of the Compensation Committee and Corporate Governance Committee until his retirement from the Board on May 7, 2009.

(4)	Served as a member of the Safety, Health and Environment Committee until May 7, 2009 and appointed as a member of the Corporate Governance Committee on May 7, 2009.

(5)	Served as a member of the Audit Committee until May 7, 2009 and appointed as a member of the Compensation Committee on May 7, 2009.

Pursuant to the “PotashCorp Governance Principles”, the Board meets in executive session, with only independent directors present during each meeting of the Board. The presiding officer at the executive session is Dallas J. Howe, the Board Chair, or, in his absence, a director selected by majority vote of those present. Sessions are of no fixed duration and participant directors are encouraged to raise and discuss any issues of concern.

MANAGEMENT PROXY CIRCULAR ï Board of Directors	Page 14

Director Compensation

2009 Director Compensation Package

We establish director compensation based on the advice of independent consultants, with a view to establishing compensation at the median of the applicable Comparator Group (see “Compensation Discussion and Analysis — Compensation Principles”). Only such directors that are not also officers or employees of the Corporation, that is all directors other than Mr. Doyle (the “outside directors”), are compensated for service on the Board.

Cash Compensation

Each outside director was paid a retainer at an annual rate of $135,000 and a travel fee of $500 per day where travel was required on a day or days on which a meeting did not occur. Outside directors received an additional $10,000 per year if they served as a chair of a Board Committee ($15,000 in the case of the Compensation Committee Chair and the Audit Committee Chair). All Audit Committee members received an additional $5,000 per year, with the exception of the Audit Committee Chair. Each outside director who was a member of a Board Committee received a per diem fee of $1,500 for meetings he or she attended, provided such meetings were not held the same day as a Board meeting. Outside directors were also reimbursed for expenses incurred in discharging their responsibilities. Mr. Howe, as Board Chair, received an annual retainer of $320,000, but did not receive per diem or travel fees.

As described below, each outside director can defer, in the form of Deferred Share Units, or DSUs, up to 100% of the annual retainer payable to such director in respect of serving as a director, which would otherwise be payable in cash.

Stock-Based Compensation

Effective November 20, 2001, we adopted the Deferred Share Unit Plan (the “Plan”), which allows non-employee directors to defer, in the form of DSUs up to 100% of the annual retainer payable to such director in respect of serving as a director that would otherwise be payable in cash. Each DSU has an initial value equal to the market value of a Share at the time of deferral. The Plan is intended to enhance our ability to attract and retain highly qualified individuals to serve as directors and promote a greater alignment of interests between such directors and our shareholders. The Plan also provides for discretionary grants of DSUs, which the Board discontinued on January 24, 2007 in connection with an increase to the annual retainer.

Each DSU is credited to the account of an individual director and fully vests upon an award, but is distributed only when the director has ceased to be a member of the Board or the board of directors of any subsidiary and the director is neither our employee nor an employee of any of our subsidiaries. At such time, the director will receive a cash payment equal to the market value of a number of Shares purchased on the open market equal to the number of DSUs recorded in the director’s account (reduced by the amount of applicable withholding taxes). While the Compensation Committee, with Board approval, has the discretion to distribute Shares in lieu of cash, the Committee and Board have determined that all distributions pursuant to the Plan will be made in cash. DSUs earn dividends in the form of additional DSUs at the same rate as dividends are paid on Shares.

The number of DSUs credited to the director’s account with respect to director retainer fees that the director elects to allocate to the Plan is determined as of the last trading day of each calendar quarter and is equal to the quotient obtained by dividing (a) the aggregate amount of retainer fees allocated to the Plan for the relevant calendar quarter by (b) the market value of a Share on such last trading day (determined on the basis of the closing price on the Toronto Stock Exchange (“TSX”) for participants resident in Canada and on the basis of the closing price on the NYSE for all other participants).

In 2009, the following outside directors elected to receive all or a portion of 2009 director retainer fees in the form of DSUs: Mr. Burley, 50% of director retainer; Mr. Fetzer, 100% of director retainer; Mr. Hoffman, 100% of director retainer; Ms. Laberge, 35% of director retainer; Mr. Martell, 100% of director retainer; Mr. McCaig, 100% of director retainer; and Ms. Mogford, 50% of director retainer.

The directors were not granted any stock options in 2009 and have not been granted any stock options since the Board’s decision in 2003 to discontinue stock option grants to outside directors.

MANAGEMENT PROXY CIRCULAR ï Board of Directors	Page 15

Stock Ownership Guidelines

The Board believes that the economic interests of directors should be aligned with those of shareholders. To achieve this, all directors are required to hold Shares and/or DSUs with a value at least five times their annual retainer. One-half of the ownership threshold is required to be achieved within 2 1/2 years, and full compliance is required within five years of joining the Board. The Board may make exceptions to this standard where, as a result of the unique financial circumstances of a director, compliance would result in an unacceptable hardship. As of February 19, 2010, all of our directors were in compliance with the requirements described above.

If a director’s Share ownership falls below the minimum guidelines due to a decline in the Share price, such director will have three years to restore compliance. For purposes of determining compliance during this three-year period, the director’s Shares will be valued at the higher of cost or market value.

Other Benefits

Directors participate in our Group Life insurance coverage (Cdn$50,000), Accidental Death and Dismemberment coverage (Cdn$100,000), Business Travel Accidental coverage (Cdn$250,000) and Supplemental Business Travel Medical coverage ($250,000) per calendar year.

The following table sets forth the compensation earned by our directors during fiscal 2009 as prescribed in accordance with Item 402(k) of Regulation S-K. The table in footnote (2) below sets forth further details, including the amount of each director’s 2009 annual retainer and committee meeting and other fees received in the form of cash and DSUs.

2009 Director Compensation(1)
(see explanatory notes)

					Change in
					Pension
	Fees Earned				Value and
	or			Non-Equity	Nonqualified
	Paid in			Incentive Plan	Deferred	All Other
	Cash	Stock Awards	Option Awards	Compensation	Compensation	Compensation	Total
Name	($)(2)	($)(2)(3)(4)	($)(5)	($)	Earnings	($)(6)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Christopher M. Burley*	54,577	45,619	—	—	—	299	100,495
William J. Doyle(7)	—	—	—	—	—	—	—
John W. Estey	164,500	8,932	—	—	—	3,430	176,862
Wade Fetzer III**	8,500	49,236	—	—	—	46	57,782
C. Steven Hoffman	19,500	140,485	—	—	—	2,463	162,448
Dallas J. Howe	320,000	14,847	—	—	—	3,755	338,602
Alice D. Laberge	116,000	59,044	—	—	—	3,884	178,928
Keith G. Martell	18,000	140,996	—	—	—	4,236	163,232
Jeffrey J. McCaig	19,000	150,621	—	—	—	2,652	172,273
Mary Mogford	89,372	83,451	—	—	—	141	172,964
Paul J. Schoenhals	160,000	7,533	—	—	—	3,330	170,863
E. Robert Stromberg, Q.C.	147,500	6,819	—	—	—	4,540	158,859
Elena Viyella de Paliza	148,000	5,909	—	—	—	3,099	157,008

*	Elected to the Board on May 7, 2009.

**	Retired from the Board on May 7, 2009.

(1)	Those amounts that were paid in Canadian dollars have been converted to United States dollars using the average exchange rate for the month prior to the date of payment.

(2)	The following table sets forth each director’s annual retainer, meeting and other fees for fiscal year 2009 that were received in the form of cash or deferred in the form of DSUs.

MANAGEMENT PROXY CIRCULAR ï Board of Directors	Page 16

Remuneration of Directors
For the Fiscal Year Ended December 31, 2009

			Committee
			Meeting and
	Annual Retainer		Other Fees		Percentage of
					Total
				Total	Remuneration
	Cash	DSUs	Cash	Remuneration	in DSUs
Name	($)	($)	($)	($)	(%)

Christopher M. Burley	45,577	45,577	9,000	100,154	45.51

William J. Doyle	—	—	—	—	—

John W. Estey	150,000	—	14,500	164,500	—

Wade Fetzer III	—	47,102	8,500	55,602	84.71

C. Steven Hoffman	—	140,000	19,500	159,500	87.78

Dallas J. Howe	320,000	—	—	320,000	—

Alice D. Laberge	97,500	52,500	18,500	168,500	31.16

Keith G. Martell	—	140,000	18,000	158,000	88.61

Jeffrey J. McCaig	—	140,000	19,000	159,000	88.05

Mary Mogford	73,372	73,372	16,000	162,744	45.08

Paul J. Schoenhals	145,000	—	15,000	160,000	—

E. Robert Stromberg, Q.C.	135,000	—	12,500	147,500	—

Elena Viyella de Paliza	135,000	—	13,000	148,000	—

Total	1,101,449	638,551	163,500	1,903,500	33.55

(3)	Reports the grant date fair value, as calculated in accordance with FASB ASC Topic 718, for DSUs received in 2009 pursuant to the Plan.

(4)	As of December 31, 2009, the total number of all DSUs held by each outside director is as follows: Mr. Burley, 470; Mr. Estey, 22,290; Mr. Fetzer, 0; Mr. Hoffman, 2,234; Mr. Howe, 36,725; Ms. Laberge, 16,574; Mr. Martell, 3,491; Mr. McCaig, 27,298; Ms. Mogford, 25,466; Mr. Schoenhals, 18,634; Mr. Stromberg, 16,865; and Ms. Viyella de Paliza, 14,816. Mr. Fetzer, who served since 2002, retired from the Board on May 7, 2009. Mr. Fetzer received the payout value of his 11,258 DSUs in cash on August 5, 2009 in accordance with the Plan. Pursuant to the Plan, the payout value of each of Mr. Fetzer’s DSUs was equal to $95.06, which represents the average closing price of our Shares on the NYSE for the ten trading days prior to August 5, 2009, the tenth trading day following the release of our quarterly results immediately following Mr. Fetzer’s retirement.

The grant date fair value of each grant of DSUs received by each director in 2009 was as follows:

	February 10,	March 31,	May 7,	June 30,	August 7,	September 30,	November 9,	December 31,
	2009	2009	2009	2009	2009	2009	2009	2009
Name	(Dividend)	(Deferred Fees)	(Dividend)	(Deferred Fees)	(Dividend)	(Deferred Fees)	(Dividend)	(Deferred Fees)
Christopher M. Burley	—	—	—	$10,577	$12	$17,500	$30	$17,500
	—	—	—	(112.20 units)	(0.12 units)	(196.08 units)	(0.30 units)	(161.77 units)

John W. Estey	$2,220	—	$2,220	—	$2,224	—	$2,268	—
	(25.26 units)	—	(23.82 units)	—	(22.94 units)	—	(22.34 units)	—

Wade Fetzer III	$1,067	$33,750	$1,067	$13,352	—	—	—	—
	(12.15 units)	(417.65 units)	(11.46 units)	(143.49 units)	—	—	—	—

C. Steven Hoffman	$71	$35,000	$71	$35,000	$152	$35,000	$191	$35,000
	(0.81 units)	(433.11 units)	(0.76 units)	(376.14 units)	(1.57 units)	(387.43 units)	(1.92 units)	(322.58 units)

Dallas J. Howe	$3,691	—	$3,810	—	$3,773	—	$3,573	—
	(42.00 units)	—	(40.89 units)	—	(38.91 units)	—	(35.85 units)	—

Alice D. Laberge	$1,608	$13,125	$1,660	$13,125	$1,675	$13,125	$1,601	$13,125
	(18.30 units)	(160.29 units)	(17.82 units)	(139.23 units)	(17.27 units)	(147.06 units)	(16.06 units)	(121.33 units)

Keith G. Martell	$198	$35,000	$205	$35,000	$285	$35,000	$308	$35,000
	(2.26 units)	(427.45 units)	(2.20 units)	(371.29 units)	(2.94 units)	(392.16 units)	(3.09 units)	(323.53 units)

Jeffrey J. McCaig	$2,591	$35,000	$2,675	$35,000	$2,731	$35,000	$2,624	$35,000
	(29.49 units)	(427.45 units)	(28.71 units)	(371.29 units)	(28.16 units)	(392.16 units)	(26.33 units)	(323.53 units)

Mary Mogford	$2,480	$18,750	$2,559	$18,372	$2,579	$18,125	$2,461	$18,125
	(28.22 units)	(228.99 units)	(27.47 units)	(194.90 units)	(26.59 units)	(203.09 units)	(24.69 units)	(167.54 units)

Paul J. Schoenhals	$1,873	—	$1,933	—	$1,914	—	$1,813	—
	(21.31 units)	—	(20.75 units)	—	(19.74 units)	—	(18.19 units)	—

E. Robert Stromberg, Q.C.	$1,695	—	$1,750	—	$1,733	—	$1,641	—
	(19.29 units)	—	(18.78 units)	—	(17.87 units)	—	(16.46 units)	—

Elena Viyella de Paliza	$1,475	—	$1,475	—	$1,479	—	$1,480	—
	(16.79 units)	—	(15.84 units)	—	(15.25 units)	—	(14.85 units)	—

MANAGEMENT PROXY CIRCULAR ï Board of Directors	Page 17

(5)	As of December 31, 2009, none of the outside directors held outstanding options except as follows: Mr. Fetzer, 9,000; Mr. Howe, 39,600; Mr. McCaig, 73,150; Ms. Mogford, 18,000; and Mr. Stromberg, 39,600. The following table provides information relating to outstanding stock options held by each of our outside directors as of December 31, 2009 and stock option exercises by each of our outside directors during 2009.

						Value Realized
					Number of Shares	Upon Exercise of
	Number of Securities				Acquired on	Stock
	Underlying			Option	Exercise of	Options During
	Unexercised Options	Option		Expiration	Stock Options	2009
Name	Exercisable(a)	Exercise Price		Date	During 2009(b)	($)(c)

Wade Fetzer III	9,000		$11.00	11/20/2012	—	—

	21,600	Cdn$	15.88	11/21/2010
Dallas J. Howe	9,000	Cdn$	16.65	11/20/2011	21,600	1,682,507
	9,000	Cdn$	17.44	11/20/2012

	55,150	Cdn$	16.36	1/23/2011
Jeffrey J. McCaig	9,000	Cdn$	16.65	11/20/2011	4,850	420,588
	9,000	Cdn$	17.44	11/20/2012

Mary Mogford	9,000	Cdn$	16.65	11/20/2011	—	—
	9,000	Cdn$	17.44	11/20/2012

	21,600	Cdn$	15.88	11/21/2010
E. Robert Stromberg, Q.C.	9,000	Cdn$	16.65	11/20/2011	—	—
	9,000	Cdn$	17.44	11/20/2012

(a)	As of December 31, 2009, the aggregate before tax value of unexercised options that are currently exercisable held by each outside director was as follows: Mr. Fetzer, $877,500; Mr. Howe, $3,399,059; Mr. McCaig, $6,271,191; Ms. Mogford, $1,535,007; and Mr. Stromberg, $3,399,059. The aggregate value of unexercised options held by Mr. Howe, Mr. McCaig, Ms. Mogford and Mr. Stromberg was converted to U.S. dollars using the average Canadian exchange rate of 1.1415 for fiscal year 2009.

(b)	Neither Mr. Howe or Mr. McCaig retained any Shares acquired upon the exercise of stock options during 2009.

(c)	The value realized upon exercise was converted to U.S. dollars using the average Canadian exchange rate of 1.1415 for fiscal year 2009.

(6)	Reports the cost of tax gross-ups for taxable benefits and life insurance premiums paid for the benefit of each director.

(7)	As CEO, any compensation Mr. Doyle receives is disclosed in the Summary Compensation Table for Named Executive Officers. See “Executive Compensation — Summary Compensation Table”.

MANAGEMENT PROXY CIRCULAR ï Board of Directors	Page 18

“At Risk” Investment and Year Over Year Changes

The following table provides ownership information as at February 19, 2010 and February 20, 2009, respectively.

							Value of
							Common
						Total At-Risk	Shares/DSUs		Equity at	Shares
						Value of	Needed to		Risk	Deemed to
					Common	Common	Meet 2010		Multiple of	be
			Common		Shares and	Shares and	Ownership	Ownership	2010	Beneficially
	Director		Shares	DSUs	DSUs	DSUs	Guideline	Guideline	Annual	Owned
	Since	Year	(#)	(#)(1)	(#)	($)(2)	($)	Compliance(3)	Retainer	(#)(4)(5)
Christopher M. Burley	2009	2010	10,000	470	10,470	1,205,618	700,000	Yes	8.6	10,000
		2009	10,000	—	10,000	839,600				10,000
		Change		470	470					—
William J. Doyle(6)	1989	2010	467,764	—	467,764	53,858,353	n/a	n/a	n/a	3,426,300
		2009	481,413	—	481,413	40,419,507				3,103,950
		Change	-13,650	n/a	-13,650					+322,350

John W. Estey	2003	2010	3,500	22,310	25,810	2,971,771	750,000	Yes	19.8	3,500
		2009	7,000	22,221	29,221	2,453,387				7,000
		Change	-3,500	+89	-3,410					-3,500
C. Steven Hoffman	2008	2010	2,200	2,235	4,435	510,711	700,000	Yes	3.6	2,200
		2009	2,200	710	2,910	244,328		(to be fully met		2,200
		Change	—	+1,525	+1,525			by May 8, 2013)		—

Dallas J. Howe	1991	2010	69,615	36,758	106,373	12,247,794	1,600,000	Yes	38.3	109,215
		2009	69,615	36,610	106,225	8,918,611				130,815
		Change	—	+148	+148					-21,600
Alice D. Laberge	2003	2010	6,000	16,588	22,588	2,600,853	750,000	Yes	17.3	6,000
		2009	6,000	15,955	21,955	1,843,317				6,000
		Change		+633	+633					—

Keith G. Martell	2007	2010	600	3,494	4,094	471,414	700,000	Yes	3.4	600
		2009	600	1,968	2,568	215,649		(to be fully met		600
		Change	—	+1,525	+1,525			by May 3, 2012)		—
Jeffrey M. McCaig(7)	2001	2010	10,850	27,322	38,172	4,395,176	700,000	Yes	31.4	84,000
		2009	6,000	25,700	31,700	2,661,563				84,000
		Change	+4,850	+1,622	+6,472					—

Mary Mogford	2001	2010	12,791	25,489	38,280	4,407,575	750,000	Yes	29.4	30,791
		2009	12,791	24,593	37,384	3,138,766				30,791
		Change	—	+896	+896					—
Paul J. Schoenhals	1992	2010	4,685	18,650	23,335	2,686,824	725,000	Yes	18.5	4,685
		2009	4,885	18,575	23,460	1,969,695				4,885
		Change	-200	+75	-124					-200

E. Robert Stromberg	1991	2010	33,823	16,879	50,702	5,837,875	675,000	Yes	43.2	73,423
		2009	33,812	16,811	50,623	4,250,546				73,414
		Change	+8	+68	+76					+9
Elena Viyella de Paliza	2003	2010	10,000	14,829	24,829	2,858,886	675,000	Yes	21.2	10,000
		2009	10,000	14,770	24,770	2,079,722				10,000
		Change	—	+59	+59					—

Total		2010	631,828	185,028	816,856	94,052,855				3,760,714
		2009	644,319	177,914	822,233	69,034,690				3,463,655
		Change	-12,491	+7,114	-5,376					+297,059

(1)	Deferred Share Units do not carry any voting rights. The number of Deferred Share Units held by each director has been rounded down to the nearest whole number.

(2)	Based on the closing price per Share on the NYSE of $83.96 on February 20, 2009 and $115.14 on February 19, 2010.

(3)	By the time a director has served on the Board for 5 years, he or she must own Shares and/or Deferred Share Units with a value at least five times the annual retainer paid to directors. One-half of the ownership threshold is required to be achieved within 2 1/2 years. If a director’s Share ownership falls below the minimum guidelines due to a decline in the Share price, such director will have three years to restore compliance. For purposes of determining compliance during the three-year period, the director’s Shares will be valued at the higher of cost or market value.

(4)	For 2010, the number of Shares indicated above as deemed to be beneficially owned by the nominated directors includes Shares purchasable by such directors within 60 days of February 19, 2010 through the exercise of options granted by the Corporation, as follows: William J. Doyle 2,958,536 Shares; Dallas J. Howe 39,600 Shares; Jeffrey J. McCaig 73,150 Shares; Mary Mogford 18,000 Shares; and E. Robert Stromberg 39,600 Shares. No stock options have been granted to the Corporation’s non-employee directors since November 2002.

For 2009, the number of Shares indicated above as deemed to be beneficially owned by the nominated directors includes Shares purchasable by such directors within 60 days of February 20, 2009 through the exercise of options granted by the Corporation, as follows: William J. Doyle 2,622,536 Shares; Dallas J. Howe 61,200 Shares; Jeffrey J. McCaig 78,000 Shares; Mary Mogford 18,000 Shares; and E. Robert Stromberg 39,600 Shares.

(5)	No Shares beneficially owned by any of the directors are pledged as security.

(6)	Includes 19,898 Shares held in the William & Kathy Doyle Foundation, 216,336 Shares held in the WJ Doyle Revocable Trust and 230,728 Shares held in the Doyle Family LLC.

(7)	Includes 4,850 shares held in The Jeffrey & Marilyn McCaig Family Foundation.

MANAGEMENT PROXY CIRCULAR ï Board of Directors	Page 19

Securities Authorized for Issuance Under Equity Compensation Plans

The Corporation has seven other stock option plans as set forth in the table below, all of which have received shareholder approval.

				Outstanding
			Options	Options as
	Period of	Maximum	Granted and	Percentage of
	Permitted	Option	Outstanding	Shares
Name of Plan	Option Grants	Grants	(as of 1/1/2010)	Outstanding
	Feb. 21, 2009 –
2009 Performance Option Plan	Dec. 31, 2009	1,000,000	636,400	0.22%
	Feb. 21, 2008 –
2008 Performance Option Plan	Dec. 31, 2008	1,000,000	481,000	0.16%
	Feb. 21, 2007 –
2007 Performance Option Plan	Dec. 31, 2007	3,000,000	1,702,350	0.58%
	Feb. 28, 2006 –
2006 Performance Option Plan	Dec. 31, 2006	4,200,000	2,395,500	0.81%
	March 1, 2005 –
2005 Performance Option Plan	Dec. 31, 2005	3,600,000	2,386,335	0.81%
Stock Option Plan — Officers and Employees	Various	Various	4,905,790	1.66%
Stock Option Plan — Directors	Various	Various	202,050	0.07%

TOTAL			12,709,425	4.11%

Additional information regarding the above stock option plans can be found in the Corporation’s Management Proxy Circulars for the annual meeting of shareholders held in 2009, 2008, 2007, 2006 and 2005. No amendments to the stock option plans were adopted during the Corporation’s fiscal year ended December 31, 2009.

The following table provides information about securities that may be issued under the Corporation’s existing equity compensation plans, as of December 31, 2009 and February 19, 2010.

Equity Compensation Plan Information

(c) Number of Shares
	(a) Number of Shares	(b) Weighted-	remaining available for
	to be issued upon	average exercise	future issuance under
	exercise of	price of outstanding	equity compensation
	outstanding options,	options, warrants	plans (excluding Shares
Plan Category	warrants and rights	and rights	reflected in column (a))

December 31, 2009
Equity compensation plans approved by shareholders	12,709,425 (1)	$38.54	0
Equity compensation plans not approved by shareholders	n/a	n/a	n/a
February 19, 2010
Equity compensation plans approved by shareholders	12,591,057 (2)	$38.74	0
Equity compensation plans not approved by shareholders	n/a	n/a	n/a

(1)	Of this amount, 2,386,335 options were outstanding pursuant to the 2005 Performance Option Plan, 2,395,500 options were outstanding pursuant to the 2006 Performance Option Plan, 1,702,350 options were outstanding pursuant to the 2007 Performance Option Plan, 481,000 options were outstanding pursuant to the 2008 Performance Option Plan, 636,400 options were outstanding pursuant to the 2009 Performance Option Plan, 4,905,790 options were outstanding pursuant to the Stock Option Plan — Officers and Employees and 202,050 options were outstanding pursuant to the Stock Option Plan — Directors.

(2)	Of this amount, 2,355,643 options were outstanding pursuant to the 2005 Performance Option Plan, 2,360,900 options were outstanding pursuant to the 2006 Performance Option Plan, 1,702,350 options were outstanding pursuant to the 2007 Performance Option Plan, 481,000 options were outstanding pursuant to the 2008 Performance Option Plan, 636,400 options were outstanding pursuant to the 2009 Performance Option Plan, 4,859,214 options were outstanding pursuant to the Stock Option Plan — Officers and Employees and 195,550 options were outstanding pursuant to the Stock Option Plan — Directors.

MANAGEMENT PROXY CIRCULAR ï Adoption of 2010 Performance Option Plan	Page 29

Compensation

•	Through and with its Compensation Committee, the Board retains ownership and oversight of executive and director compensation. In 2009, this included the adoption of an advisory “Say on Pay” vote for 2010 and a review of the risks associated with the Corporation’s compensation policies and practices.

•	In 2009, the Committee used its discretion to interpret the Short-Term Incentive Plan so as to provide awards to operational employees for superior performance on certain safety and environmental targets, despite the Corporation’s corporate financial goals and targets not having been met.

Members of the Compensation Committee for 2009

John W. Estey (Chair)
Wade Fetzer III (until his retirement on May 7, 2009)
Keith G. Martell
Jeffrey M. McCaig
Mary Mogford (from her appointment on May 7, 2009)
Paul J. Schoenhals

Role of the Compensation Committee

The role of the Compensation Committee is to formulate and make recommendations to the Board in respect of compensation issues relating to the Corporation’s directors and senior officers. The Compensation Committee makes recommendations regarding the Corporation’s stock option plans and administers the Short- and Medium-Term Incentive Plans, and the Performance Option Plans, each in accordance with its terms. The Compensation Committee reviews and makes recommendations regarding the general merit increase budget for salaried and non-bargaining hourly employees and has general oversight of employee benefit programs. In addition, the Compensation Committee, in consultation with the Chief Executive Officer, considers and reports to the Board regarding employee or executive succession matters. See page 37 for more details.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee serves, or has at any time served, as an officer or employee of the Corporation or any of its subsidiaries. None of the Corporation’s executive officers has served as a member of a compensation committee of any other entity, one of whose executive officers served as a member of the Compensation Committee. See page 39 for more details.

Compensation Discussion and Analysis

The Corporation’s executive compensation consists of six main elements: base salary, short-term incentives, performance units, performance stock options, retirement benefits and severance benefits. The Corporation designs executive compensation policies to attract, motivate and retain qualified executives. To emphasize performance-based compensation, the Corporation benchmarks total cash compensation levels to the median of a peer group of companies and provides the opportunity to earn total compensation above the median through medium-term and long-term incentive plans. See page 40 for details.

The Corporation believes that the most effective compensation program is one that is competitive within the marketplace, rewards the achievement of specific annual, long-term and strategic goals and aligns the interests of executives with shareholders by rewarding performance above established goals with the ultimate objective of increasing shareholder value. To accomplish these objectives, most compensation is variable and fluctuates based on individual and corporate performance.

Share Ownership Guidelines

The Corporation strongly supports Share ownership by its executive officers. Each of its executive officers is required to hold Shares with a value of between one and five times the executive officer’s base salary, depending on the executive officer’s position. The share ownership guidelines reflect the value of Shares held by executive officers and can be met through direct or beneficial ownership of Shares. See page 51 for details.

Chief Executive Officer Compensation

The Board considered certain goals and achievements in making decisions related to the 2009 and 2010 compensation of the Chief Executive Officer of the Corporation. See page 52 for details.

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J. Estey, Chair	K. Martell	J. McCaig	M. Mogford	P. Schoenhals

Report of the Compensation Committee and
Compensation Committee Responsibilities and Procedures

Composition of the Compensation Committee

We have a standing Compensation Committee, referred to as the “Committee” in this Compensation section. The Committee is, at present, composed of five directors: John W. Estey (Chair), Keith G. Martell, Jeffrey J. McCaig, Mary Mogford and Paul J. Schoenhals. The Board has determined that each of the directors who served as members of the Committee during the year ended December 31, 2009, is independent according to the Board’s independence standards as set out in the “PotashCorp Governance Principles” (which is available on our website, www.potashcorp.com), NI 58-101, applicable rules of the SEC and the NYSE corporate governance rules. See also “Board of Directors — Director Independence and Other Relationships”. The Board believes that the members of the Committee have the knowledge and experience to effectively perform their responsibilities. The members of the Committee have expertise in, among other areas, business management and finance, and four of the members are current or former principal executive officers. See also “Board of Directors — Nominees for Election to the Board of Directors”.

The Committee held six meetings in the last fiscal year. The Committee meets without management present at each committee meeting.

Compensation Committee Responsibilities and Procedures

The Committee has a Committee Charter, which is available on our website and in print to any shareholder who requests a copy from our Corporate Secretary. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

As described in the Committee’s charter, the Committee has the responsibility to:

1.	Review and approve on an annual basis the corporate goals and objectives relevant to the compensation of our CEO. The Committee evaluates at least once a year the CEO’s performance in light of established goals and objectives and, based on such evaluation, together with all other independent members of the Board, determines and approves the CEO’s annual compensation, including, as appropriate, salary, bonus, incentive and equity compensation;

2.	Review and approve on an annual basis the evaluation process and compensation structure for our executive officers, including an annual Executive Salary Administration Program under which the parameters for salary adjustments for officers are established;

3.	Review and make recommendations to the Board with respect to the adoption, amendment and termination of our management incentive-compensation and equity-compensation plans, oversee their administration and discharge any duties imposed on the Committee by any of those plans;

4.	Assess the competitiveness and appropriateness of our policies relating to the compensation of the executive officers;

5.	Participate in the long-range planning for executive development and succession, and develop a CEO succession plan;

6.	Develop the Committee’s annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations, and review and approve, prior to publication, the compensation sections of the proxy statement;

7.	Review the general design and make-up of our broadly applicable benefit programs as to their general adequacy, competitiveness, internal equity and cost effectiveness;

8.	Annually review the performance of our pension and other retirement benefit plans;

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9.	Review periodically executive officer transactions in our securities and approve such transactions as appropriate for their exemption from short-swing profit liability under Section 16(b) of the Exchange Act;

10.	Annually review and recommend to the Board a compensation package for our directors. In considering the director compensation package, the Committee may take into consideration the relative responsibilities of directors in serving on the Board and its various Committees. The Committee may request that management report to the Committee periodically on the status of the compensation package of the Board in relation to other similarly situated companies. Directors who are our employees shall not be compensated for their services as directors. The Committee shall review annually any stock ownership guidelines applicable to directors and shall recommend to the Board revisions to any such guidelines as appropriate; and

11.	Perform other review functions relating to management compensation and human resources policies as the Committee deems appropriate.

As the chief human resources officer, the Senior Vice President, Administration is our company’s representative to the Committee and provides the Committee with information and input on corporate compensation and benefits philosophy and plan design, succession planning, program administration and the financial impact of director, executive and broad-based employee compensation and benefit programs. In addition, the Senior Vice President, Administration provides information to and works with the Committee’s executive compensation consultant as directed by the Committee.

CEO Succession Planning

In accordance with its Charter, the Compensation Committee is charged with long-range planning for executive development and succession, including development of a CEO succession plan.

The Committee formally addresses succession planning twice each year, in its September and January meetings. In September, it reviews the succession plan status for all executive and management positions, assessing whether there is a readiness to fill potential vacancies with qualified people, gaps in the readiness, and ways to continually improve the process. In the January session, the Committee meets in camera with the CEO to review the performance and status of each of the CEO’s direct reports and the potential successors for them. The Committee also focuses specifically on CEO succession. The Committee and the CEO discuss the qualifications required for the position, the competencies and development considerations for each potential successor candidate, and the performance of individual executives in their current roles. The resulting CEO successor analysis and plan is presented for discussion and approval to the full Board.

The Board regularly interacts with the members of the executive management team and knows them and their capabilities well. The Board also meets key staff members through their participation in meetings and presentations to the Board and informally through a variety of social events during the year, designed to allow Board members to get to know members of the management who are potential future leaders of the company.

2009 Compensation Committee Work Plan

Attached hereto as Appendix G is a copy of the Committee’s 2009 Annual Work Plan, which summarizes actions taken and matters reviewed by the Committee during 2009.

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Compensation Approval Process

The below chart summarizes the approval process for the compensation of our Chief Executive Officer and our Named Executive Officers (as defined below).

Compensation Risk Analysis

The Board, principally through its committees, oversees the company’s risk management processes. As a component of this overall responsibility, we evaluated in 2009, with assistance from Watson Wyatt, our policies and practices for compensating our employees, including our Named Executive Officers, to assess the relationship between compensation and organizational risk. Based on this evaluation, we believe that our compensation programs do not encourage excessive risk taking, and we have not identified risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on the company.

Compensation Committee Interlocks and Insider Participation

During 2009, none of the members of the Committee served, or has at any time served, as an officer or employee of our company or any of our subsidiaries. None of our executive officers has served as a member of a compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of the Committee.

Report of the Compensation Committee

The following report has been submitted by the Committee:

The Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Management Proxy Circular with management and, based on this review and discussion, recommends that it be included in our annual report on Form 10-K for the year ended December 31, 2009 and in this Management Proxy Circular.

By the Compensation Committee:

John W. Estey (Chair)
Keith G. Martell
Jeffrey J. McCaig
Mary Mogford
Paul J. Schoenhals

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Compensation Discussion and Analysis

Executive Summary

The following Compensation Discussion and Analysis discusses the structure, policies, principles and elements of our executive compensation program as well as the process related to and individuals involved in our executive compensation decisions. Information about the compensation awarded to our Named Executive Officers (as defined below) in 2007, 2008 and 2009 can be found in the Summary Compensation Table and related compensation tables beginning on page 55.

The Compensation Committee has engaged Watson Wyatt as executive compensation consultants. Watson Wyatt reports to the Chair of the Committee and primarily provides input to the Committee on the philosophy and competitiveness of the design and award values for certain of our executive and director compensation programs.

As discussed in further detail below, our executive compensation consists of six main elements: base salary, short-term incentives, performance units, performance stock options, retirement benefits and severance benefits. We design executive compensation policies to attract, motivate and retain qualified executives. To emphasize performance-based compensation, we benchmark total cash compensation levels to the median of a peer group of companies and provide the opportunity to earn total compensation above the median through medium-term and long-term incentive plans.

Based on a study conducted by Watson Wyatt in 2009, during the past three years, the realized pay of our Named Executive Officers was within the top quartile of our peer group, coinciding with the top quartile performance of our company relative to our peer group. Watson Wyatt conducted similar studies in 2007 and 2008 and obtained results that are consistent with the results of the 2009 study. A similar study of 2008 chief executive officer compensation at companies comprising the S&P/TSX 60 Index conducted by the Hay Group, an independent executive compensation consulting group, found similar results for the compensation of our CEO. We believe the results of these studies demonstrate the alignment between our Named Executive Officers’ compensation and our performance and support the Compensation Committee’s compensation philosophy.

We design our incentive plans with performance periods of varying durations. We provide executives with annual incentives through the Short-Term Incentive Plan, three-year incentives through the Medium-Term Incentive Plan and ten-year incentives through the Performance Option Plans. To align incentive compensation with shareholder interests, we link the amount of variable compensation to total shareholder return or metrics with a demonstrated relationship to total shareholder return. Our incentive plans do not provide mechanisms by which executives can monetize unvested equity awards.

100% of the outstanding options granted under our 2007 Performance Option Plan vested based on the difference between our cash flow return on investment and our weighted average cost of capital during the three-year performance period ended December 31, 2009.

We also provide retirement benefits to supplement the income of our employees after their retirement, and in cases of termination without cause, we strive to provide appropriate severance benefits that reflect the potential difficulty in obtaining comparable employment in a short period of time and provide for a complete separation between the terminated employee and our company. In the past, we entered into change in control agreements with certain of our senior executives, which agreements remain outstanding. No new agreements have been entered into since 1994.

We strongly support Share ownership by our executives. Each of our executives is required to hold Shares with a value of between one and five times the executive’s base salary, depending on the executive’s position. Our share ownership guidelines reflect the value of Shares held by executives and can be met through direct or beneficial ownership of Shares.

For a discussion of the goals and achievements considered by the Board in making decisions related to certain elements of the 2009 and 2010 compensation of our Chief Executive Officer, see “— Chief Executive Officer Compensation”.

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Compensation Structure and Policies

We design executive compensation policies, as described below, to attract, motivate and retain qualified executives. We believe that the most effective compensation program is one that is competitive within the marketplace, rewards the achievement of specific annual, long-term and strategic goals by the company and aligns the interests of executives with shareholders by rewarding performance above established goals with the ultimate objective of increasing shareholder value. To accomplish these objectives, most compensation is variable and fluctuates based on individual and corporate performance. To align variable compensation with shareholder interests, we link the amount of variable compensation to total shareholder return or metrics with a demonstrated relationship to total shareholder return. In addition, we have adopted a recoupment policy pursuant to which the Board can require reimbursement of an executive officer’s incentive compensation or cancel an executive officer’s unvested performance option awards if the Board learns of misconduct by the executive officer that contributed to the company having to restate its financial statements.

See “Report of the Compensation Committee and Compensation Committee Responsibilities and Procedures — Compensation Risk Analysis” for a discussion of the company’s analysis of the risks associated with its compensation policies generally.

Compensation Principles

•	To emphasize performance-based compensation, for each position studied, we maintain total cash compensation levels (salary and annual short-term incentive targets) at the median (50th percentile) of the relevant group of comparable companies.

•	We determine competitive and median levels of compensation with the assistance of independent compensation consultants that prepare, at least annually, analyses of external competitive compensation. Such analyses currently consist of (1) a group of publicly traded U.S. and Canadian companies with similar industry characteristics, revenues and market capitalization, which we refer to herein as the “Comparator Group”, and (2) additional executive compensation surveys of U.S.-based companies with similar industry and revenue size, which we refer to herein as the “Additional Surveys”. We refer to the Comparator Group and the Additional Surveys collectively as the “Comparative Compensation Information”. See “— Compensation Consultants and Comparator Groups”.

•	We provide the opportunity to achieve compensation above the median through medium-term and long-term incentive plans (performance units and stock options) if our performance exceeds the median performance of comparable companies. We design these plans, including our performance-based option plans, with measures (total shareholder return and internal performance measures historically linked with total shareholder return) that require company performance above the median, relative to other basic materials companies, to deliver total compensation above the median. For 2008 and the six preceding years, we used the total shareholder return of the Dow Jones U.S. Basic Materials Index, which we refer to herein as the “DJUSBMI” as a benchmark for determining the relative performance of our company. In 2009, we replaced the DJUSBMI with the DAXglobal Agribusiness Index, which we refer to herein as the “DAX Ag”, as a benchmark for determining relative performance. We believe the companies that make up the DAX Ag more directly measure the performance of the agribusiness sector, including some of our direct competitors, and the global nature of our business.

•	We establish the overall value of retirement and welfare benefits at approximately the median of comparable companies.

Elements of Executive Compensation: Overview

Our executive compensation consists of six main elements: base salary, short-term incentives, performance units issued under the Medium-Term Incentive Plan, which measures a performance period of three years, performance stock options issued as long-term incentives, retirement benefits and severance benefits.

We combine these elements, particularly base salary, and the short, medium and long-term incentives, to provide a total compensation package that attracts highly qualified individuals and provides strong incentive to align efforts and motivate executives to deliver company performance that creates sustaining shareholder value. The total value of the compensation package is weighted towards the variable incentive components. In particular, medium-term and long-term incentive targets comprise about 60% and short-term incentive targets comprise about 15% of total potential compensation value. The total value of our CEO’s compensation package is weighted even more heavily towards medium- and long-term incentive compensation.

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The following charts set forth the relative weight of 2009 compensation attributable to base salary, short-term incentive targets and medium- and long-term incentive targets for (1) our CEO and the average of the CEOs of the Comparator Group, and (2) our Named Executive Officers and the average of the Named Executive Officers of the Comparator Group.

Our CEO Compensation	CEO Compensation of Comparator Group

Our NEO Compensation	NEO Compensation of Comparator Group

We establish corporate performance goals for each variable incentive component. For short-term incentives, we set corporate and operating group financial and operating goals annually. The Medium-Term Incentive Plan incorporates absolute and relative total shareholder return targets over a three-year period, with potential payout occurring only at the end of the three-year period. The performance periods under the Medium-Term Incentive Plan do not overlap. As a result, awards, if earned, are paid out only once every three years. Our long-term incentive program grants performance stock options, which we refer to as performance options because the plan includes a performance target required for vesting of the options in addition to the inherent requirement of stock appreciation for the vested options to have value. Vesting is determined at the end of a three-year period based upon a target for cash flow return on investment compared to the weighted average cost of capital. The option term is generally ten years from the date of grant.

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More detail on each element and its purpose within the total executive compensation program is described in the following table and further in this report.

Performance
Current Compensation	Form	Eligibility	Period

Base salary • For executive officers, we set base salary targets at the median of the Comparative Compensation Information, adjusted to reflect individual performance and internal equity.	Cash	All salaried employees	Annual

Short-term incentives

•   We base awards on achievement of predetermined goals for corporate performance or a combination of corporate and operating group performance.

•   We establish targets at the median of the Comparative Compensation Information.

• Individual awards may be adjusted (±30%) to recognize individual performance, provided the total adjusted awards approximate the total awards at mid-point.	Cash	All executives and most salaried staff and union and non-union hourly employees	1 year

Medium-term incentives

•   As of January 1, 2009, we issued units at a price equal to the average closing price of our common stock for the last 30 trading days of 2008.

•   Each award vests and is paid out at the end of the three-year performance period (December 31, 2011). One-half of the units vest based on our total shareholder return, or TSR, and one-half of the units vest based on our TSR relative to the TSR of the DAX Ag.

• The value at payout equals the number of vested units multiplied by the average closing price of our common stock for the last 30 trading days of 2011, subject to a maximum value per unit of three times the average closing price of our common stock for the last 30 trading days of 2008.	Performance Share Units	All executives and senior management (approximately 71 individuals)	3 years

Long-term incentives

•   Options granted under our Performance Option Plans vest based on the amount by which our cash flow return on investment exceeds the weighted average cost of capital during the three-year performance period.

•   The value of vested options is based on appreciation of our common stock during the ten-year option period.

•   We make one option grant per year following shareholder approval of the Performance Option Plan at the annual meeting of shareholders. We have determined not to make off-cycle option grants during the year.

•   The number of options that the Board grants annually is that number of options that will result in the appropriate total compensation for each management level as determined by reference to the Comparative Compensation Information. See “Compensation Principles” above.
	Performance Options	All executives, senior management and other selected managers (approximately 267 individuals)	3 year vesting 10 year option term

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Measurement
Post-Retirement and Termination Compensation	Form	Eligibility	Period

Retirement Benefits

Canadian Pension Plan • Benefits are based on the participant’s required contributions (up to 5.5% of earnings) and equivalent matching contributions by our company.	Cash	All Canadian salaried staff and certain union and non-union hourly employees	Pensionable service period

Canadian Supplemental Retirement Income Plan
•   Benefits are based on 2% of the average of the participant’s three highest consecutive years’ earnings multiplied by years of pensionable service, minus the benefit payable under the Canadian Pension Plan. Certain senior executives’ benefits are calculated differently. See “— Retirement Benefits” below.

•   No benefits are payable if the participant is not at least age 55 at retirement; benefits are reduced if the participant is not at least age 62 at retirement.
	Cash	Selected senior executives (23 individuals)	Pensionable service period to a maximum of 35 years

U.S. Pension Plan

•   Benefits are based on 1.5% of the participant’s final average compensation, which is calculated using the highest paid 60 consecutive months of service out of the last 120 months, multiplied by years of service accrued after December 31, 1998. Participants with service accrued prior to January 1, 1999 under previous plans will have a portion of their benefit calculated pursuant to such plans. See “— Retirement Benefits” below.

• Benefits are reduced if the participant is not at least age 65, or age 62 with 20 years of service, at termination.	Cash	All U.S. salaried and non-union hourly employees	Pensionable service period to a maximum of 35 years

U.S. Supplemental Plan

•   Benefits are intended to provide participants with the same aggregate benefits they would have received under the U.S. Pension Plan had there been no legal limitations on those benefits.

• No benefits are payable if the participant is not at least age 55 at termination.	Cash	Eligible U.S. salaried and non-union hourly employees	Pensionable service period to a maximum of 35 years

Severance Benefits

Change in control severance benefits

•   Benefits are awarded in connection with termination within two years of a change of control.

• Termination includes ceasing to be employed for any reason, including constructive dismissal, except by reason of death, disability, resignation or voluntary retirement, or dismissal for dishonest or willful misconduct.	Cash, Insurance and Other Benefits	Selected senior executives (3 individuals)	Upon termination of employment

General severance benefits

•   Benefits are generally awarded in connection with termination without cause.

• Benefits are generally based on two weeks of salary for each complete year of service, subject to a minimum of 4 weeks and a maximum of 52 weeks.	Cash	All salaried employees	Upon termination of employment

In addition to the above elements of compensation, certain U.S. employees participate in our 401(k) plan, which we refer to herein as the “401(k) Plan”, and certain Canadian employees participate in our savings plan, which we refer to herein as the “Savings Plan”. Pursuant to the 401(k) Plan and the Savings Plan, we make company contributions for the benefit

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of participants. For information about the amount of company contributions made for the benefit of Named Executive Officers (as defined below) pursuant to such plans, see “Executive Compensation — Summary Compensation Table”. We do not have non-qualified deferred compensation plans or arrangements pursuant to which our Named Executive Officers may elect to defer current compensation. Where appropriate, we design our compensation arrangements to provide relief from Section 162(m) of the Internal Revenue Code.

Elements of Executive Compensation: Purpose and Details

Salary

Purpose: A necessary component of compensation to retain qualified employees.

We have established a system of tiered salary levels for senior executives (vice president and above). We assign senior executive positions to an appropriate salary tier that reflects the position’s internal value to our company and equitable considerations based on comparisons to salaries for relevant positions in the Comparative Compensation Information. Within the assigned salary tier, the Committee generally establishes salary guidelines at levels that approximate the median (the 50th percentile) of the Comparative Compensation Information. Individual executive salaries for executives that report directly to the CEO are recommended by the CEO and subject to approval by the CEO and the Committee. The CEO’s salary is subject to approval by the Committee and the Board. Our executives, including our Named Executive Officers, are generally eligible for only one salary increase per year. In light of the challenging business conditions that existed in early 2009, none of our Named Executive Officers received an increase in base salary for 2009.

Incentive Plan Compensation

We design our incentive plans with performance periods of varying durations. We provide executives with annual incentives through the Short-Term Incentive Plan, three-year incentives through the Medium-Term Incentive Plan and ten-year incentives through the Performance Option Plans. Our incentive plans do not provide mechanisms by which executives can monetize unvested equity awards or, except as described below in “Medium-Term Incentive Plan”, obtain value prior to the end of the relevant performance period. We believe that, in the aggregate, the range of performance periods in our incentive plans creates a strong alignment between the interests of our executive officers and shareholders.

The Committee analyzes our incentive plans based on actual and potential performance scenarios to ensure that the value of the incentive awards granted to our Named Executive Officers is appropriately linked to our performance. In 2009, at the request of the Committee, the Committee’s executive compensation consultants, Watson Wyatt, conducted a study of the relationship of our Named Executive Officers’ pay to the performance of our company. For purposes of the study, pay included base salary, the payout value or, if not yet paid, the 2008 year-end value of incentive awards granted during the measurement period and the aggregate annual change in the value of stock options during the measurement period. Company performance was measured based on growth in cash flow per Share, growth in earnings per Share and total shareholder return during the measurement period. The study concluded that during the three years ended December 31, 2008, the pay of our Named Executive Officers was within the top quartile of the Comparator Group, coinciding with the top quartile performance of our company relative to the Comparator Group. Watson Wyatt conducted similar studies in 2007 and 2008 and obtained results that are consistent with the results of the 2009 study. A similar study of 2008 chief executive officer compensation at companies comprising the S&P/TSX 60 Index conducted by the Hay Group found similar results for the compensation of our CEO.

We believe the results of the Watson Wyatt and Hay Group studies demonstrate an alignment between our Named Executive Officers’ compensation and our performance, reflecting the Committee’s compensation philosophy of providing the opportunity to achieve compensation above the median through medium-term and long-term incentive plans if our performance exceeds the median performance of comparable companies.

— Short-Term Incentive Plan

Purpose: To develop strong corporate management by providing annual financial incentives to achieve corporate success; to attract, retain, motivate and reward productive employees who support corporate and operational goals.

Our Short-Term Incentive Plan provides for incentive awards based on an individual’s performance and position and our financial and operational results. The plan provides incentives to individuals during a near-term performance period, which we set at one year, and focuses on successful fulfillment of short-term corporate and operational goals.

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We assign participants an incentive award target, expressed as a percentage of salary. Achievement of the target is determined by our cash flow return, as defined in the plan. We use cash flow as a financial measure, because it is strongly correlated with long-term TSR. In addition, we believe that it is useful as an indicator of our ability to service our debt, meet other payment obligations and make strategic investments. In this way, the use of cash flow return as a performance measure under our Short-Term Incentive Plan further supports the alignment between our Named Executive Officers’ compensation and our performance.

For senior executives, including the Named Executive Officers, unadjusted incentive awards can range from 0% to 200% of salary, depending upon an executive’s position, actual cash flow return above the minimum threshold return and compared to the target return. Because the value of the awards under the Short-Term Incentive Plan are capped at specified percentages of participants’ salaries, the Committee can more readily stress-test executive officer compensation and analyze the effect of significant upturns or downturns in company performance. The incentive awards are subject to adjustment (±30%) based on the executive’s individual performance and other factors that the Committee deems appropriate, provided that total adjusted awards approximate total awards at mid-point. Under the terms of the plan, we generally make no payments if our cash flow return is less than 50% of the target set by the Board for that year.

We generally set cash flow return targets that are challenging to achieve. In a strong year in 2007, based on gross margin and total shareholder return, our cash flow return exceeded target but was less than the amount required to deliver the maximum payout for the Short-Term Incentive Plan awards. Given the record results of 2008, the maximum payout level for the plan was achieved.

In 2009, our cash flow return was below the threshold level required to deliver the minimum payout for the Short-Term Incentive Plan awards. As a result, no awards were paid to our Named Executive Officers and other corporate employees. However, the Committee exercised its discretion under the Short-Term Incentive Plan to pay awards to operational employees based on 2009 performance in certain safety and environmental metrics. For information regarding each Named Executive Officer’s 2007 and 2008 Short-Term Incentive Plan awards, see “Executive Compensation — Summary Compensation Table”.

The following table sets forth our performance under the Short-Term Incentive Plan for each of the last three years.

	2009	2008	2007

Cash Flow Return Target	47.26%	23.20%	14.86%
Actual Cash Flow Return(1)	12.72%	45.85%	21.85%
Adjusted Cash Flow Return Ratio(2)	0.2692	1.9766	1.4573

(1)	For a description of how cash flow return is calculated under the Short-Term Incentive Plan, see “— Summary Compensation Table — Non-Equity Incentive Plan Compensation”.

(2)	Due to rounding, dividing actual cash flow return by the cash flow return target may not result in the exact adjusted cash flow return ratio.

— Medium-Term Incentive Plan

Purpose: To align the interests of our executive officers and shareholders; to reward executive officers and key employees for superior performance over a three-year performance period and for their continued contributions to our success.

Our Medium-Term Incentive Plan aligns the interests of our executives and key employees with those of our shareholders by linking the vesting of awards to the total return to shareholders, or TSR, over a three-year performance period that began January 1, 2009 and ends December 31, 2011. TSR measures the capital appreciation in our Shares, including dividends paid during the performance period, and thereby simulates the actual investment performance of our Shares.

Under the Medium-Term Incentive Plan, we awarded participants a number of units based on the participant’s salary at the later of the beginning of the performance period and the date of initial participation in the plan (multiplied by a factor of up to three to reflect the number of years such participant would participate in the plan), a target award percentage and the average Share price over the 30 trading days immediately preceding the performance period. The target award percentages range from 20% to 70%, depending upon the executive’s position and potential for contribution to our success.

Units granted under the Medium-Term Incentive Plan vest over the three-year performance period ending December 31, 2011. One-half of the units vest based on increases in our TSR. The remaining one-half of the units vest based on the

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extent to which our TSR matches or exceeds the TSR of the common shares of a group of peer companies. The peer group of companies consists of the companies that are included in the DAX Ag. Plan participants generally are required to continue in a qualifying position throughout the performance period as a condition to vesting. However, if a participant’s employment terminates earlier due to the participant’s retirement, disability or death, or we terminate a participant’s employment without just cause, the participant is entitled to a cash payment in settlement of a pro rata number of units, with vesting based on the achievement of performance objectives as of the date of termination. A participant who resigns or whose employment is terminated for just cause forfeits all rights to any units granted under the plan.

Depending on the achievement of the performance objectives, 0% to 150% of the units granted under the Medium-Term Incentive Plan will vest. Achievement of the target performance objectives — a TSR of 50% and a TSR that is 130% of the DAX Ag — would entitle a participant to 100% of the units awarded under the plan. Between 100% and 150% of the units would vest if actual performance exceeds target performance. The maximum 150% of the units would vest based on a TSR of 75% or more and a TSR that is 145% of the DAX Ag performance. No units would vest if the minimum performance objectives — a TSR of 5% and a TSR that matches the DAX Ag performance — are not achieved. See “Executive Compensation — Summary Compensation Table — Stock Awards” for the complete vesting schedule applicable to the Medium-Term Incentive Plan.

We will settle vested units in cash based on the average price of our common stock over the last 30 trading days of the performance period. The price used to determine the cash payout may not exceed 300% of the market value of a Share as at the beginning of the performance cycle. Because the value of the units granted under the Medium-Term Incentive Plan are capped at 300% of the market value of a Share, the Committee can readily stress-test executive officer compensation and analyze the effect of significant upturns or downturns in company performance.

— Long-Term Incentives (Performance Stock Options)

Purpose: To align the interests of our executive officers and shareholders; to provide incentives to executive officers and key employees to promote long-term shareholder interests.

We provide our executives with long-term incentives through our Performance Option Plans. Our Performance Option Plans award options to senior executives and other key employees for superior performance over a three-year performance period. Options vest based on metrics with a demonstrated relationship to total shareholder return. The options have a ten-year term from the date of grant, providing incentives to executives to promote long-term shareholder interests.

We make one option grant per year following shareholder approval of the Performance Option Plan at the annual meeting of shareholders. We have determined not to make off-cycle option grants during the year. The number of options that the Board grants annually is that number of options that will result in the appropriate total compensation for each management level, as determined by company performance and by reference to the Comparative Compensation Information. Options not granted are cancelled at the end of the calendar year in which the Performance Option Plan is approved by shareholders.

In order to deliver a level of total compensation that is consistent with the level of corporate performance achieved, data on compensation provided by the Comparative Compensation Information is analyzed on an annual basis to determine the 25th, 50th, and 75th percentile compensation levels for our management positions. We link these compensation study results and the vesting schedule to determine option grant levels that will deliver the appropriate compensation for the performance delivered. We strive to set the target value of each Named Executive Officer’s option grant at a level that, including such Named Executive Officer’s other compensation, will deliver compensation in the upper quartile of the Comparative Compensation Information if company performance is also in the upper quartile relative to the Comparative Compensation Information.

On May 7, 2009, our shareholders approved the 2009 Performance Option Plan under which we could offer, after February 20, 2009 and before January 1, 2010, options for the issuance of up to 1,000,000 Shares pursuant to the exercise of options to eligible officers and employees. As of February 19, 2010, options to acquire 636,400 Shares, or approximately 0.21% of the total outstanding Shares (assuming exercise of such stock options), were issued and outstanding under the 2009 Performance Option Plan. Options not granted under the 2009 Performance Option Plan were cancelled at the end of 2009.

MANAGEMENT PROXY CIRCULAR ï Compensation	Page 47

For 2010, we are requesting shareholder approval of an amount of 1,000,000 options to be available for grant under the provisions of the 2010 Performance Option Plan. We expect that this amount is sufficient for one annual grant to be made after the Meeting and before January 1, 2011.

Under our Performance Option Plans, the exercise price of an option shall not be less than the quoted market closing price of our Shares on the last trading day immediately preceding the date of grant. Option vesting is determined by achieving corporate performance goals that historically have correlated with our TSR and the relative performance of our TSR to the TSR of our peer index. We measure performance over a three-year period. A vesting schedule determines the percentage of options vested at the end of the three-year period and ties the level of total compensation to our performance. An option’s maximum term is currently ten years from the date of grant.

In connection with the development of our first Performance Option Plan in 2005, the Committee worked with Hewitt Associates to use 10-year historical data to analyze the correlation between our cash flow return on investment (“CFROI”) minus our weighted average cost of capital (“WACC”) and our TSR performance relative to the DJUSBMI performance. Having established a strong correlation between our CFROI-WACC and TSR performance levels relative to the DJUSBMI performance, the Committee and Hewitt Associates developed a schedule based upon our CFROI-WACC levels to vest appropriate amounts of Shares at different performance levels. Consultants at Watson Wyatt also reviewed and confirmed this methodology.

In connection with our transition to the DAX Ag as a peer index, Watson Wyatt reviewed the existing Performance Option Plan vesting schedule against the performance of the DAX Ag. In particular, Watson Wyatt analyzed the historical CFROI and WACC of the companies that comprise the DAX Ag to determine the expected performance range of the DAX Ag. The results of Watson Wyatt’s review confirmed that the Performance Option Plan vesting schedule is appropriate and requires above-median performance to deliver above-median compensation. Moreover, no options vest if CFROI-WACC is negative during the applicable performance period.

The following table sets forth the percentage of stock options granted under the 2005 Performance Option Plan, the 2006 Performance Option Plan and the 2007 Performance Option Plan that vested for the three-year performance periods ended December 31, 2008 and December 31, 2009, respectively.

	CFROI-WACC to
	Achieve Maximum	Actual	Actual
	Vesting	CFROI-WACC(1)	Vesting Percentage

2005 Performance Option Plan	2.50	8.29	100%
2006 Performance Option Plan	2.50	16.50	100%
2007 Performance Option Plan	2.50	16.04	100%

(1)	Actual CFROI-WACC reflects the average of the annual CFROI-WACC for the three years during the applicable performance period. For a description of how CFROI-WACC is calculated and for the full Performance Option Plan vesting schedule, see “Grants of Plan-Based Awards — Option Awards”.

During the three-year performance periods ended December 31, 2007, December 31, 2008 and December 31, 2009, we achieved performance sufficient to vest 100% of the stock options granted under each of the 2005 Performance Plan, the 2006 Performance Plan and the 2007 Performance Plan, respectively. The 100% vesting of stock options reflected our exceptional performance relative to target during each performance period. The Compensation Committee believes that 100% vesting under our Performance Option Plans requires superior performance during the applicable performance period and believes that the Performance Option Plans’ vesting schedule appropriately links vesting of stock options to our performance relative to our peers.

See “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End — Outstanding Stock Options” for information on the number of outstanding stock options under each of our existing stock option plans.

Post-Retirement and Termination Compensation

— Retirement Benefits

Purpose: To supplement the income of our employees after their retirement.

We provide post-retirement benefits to employees generally and typically do not consider an employee’s past compensation in determining eligibility for post-retirement benefits. For a description of our pension plans, see “Executive Compensation — Pension Benefits”. For information about the amount of company contributions made for the benefit of Named Executive Officers pursuant to such plans, see “Executive Compensation — Summary

MANAGEMENT PROXY CIRCULAR ï Compensation	Page 48

Compensation Table”. We do not grant extra years of credited service under our pension plans except as discussed under “— Change in Control Agreements” below and otherwise as appropriate in exceptional circumstances.

As calculated in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) for financial statement reporting purposes, the following table sets forth our total balance sheet liability under the Canadian Supplemental Plan and the U.S. Supplemental Plan for all current and former executive officers and other covered employees as of December 31, 2009 and December 31, 2008.

	December 31,
	2009	2008

Total Supplemental Plan Liability	$34.8 million	$25.6 million

— Severance Benefits

Purpose: To provide appropriate benefits that reflect the potential difficulty in obtaining comparable employment in a short period of time and provide for a complete separation between the terminated employee and our company.

Our current severance policy for termination without cause, which is generally applicable to salaried employees, including the Named Executive Officers, is to provide notice of impending termination, or payment of salary in lieu of notice, equivalent to two weeks for each complete year of service (subject to a minimum of 4 weeks and a maximum of 52 weeks). Such policy is superseded by specific termination provisions contained in any applicable written agreement and may be subject to adjustment. Payment of severance benefits is discretionary on the part of the company except as may be required by law.

— Change in Control Agreements

Purpose: Historical agreements with certain senior executives.

Effective December 30, 1994, we and, where applicable, PCS Sales entered into change in control agreements with certain senior executives, including Mr. Doyle and Mr. Brownlee. At that time, we deemed such agreements to be appropriate arrangements with senior executives. Subsequently, we have not entered into new change in control agreements. The initial term of each 1994 change in control agreement was through December 31, 1997. The term of each agreement has automatically renewed for successive one-year periods since December 31, 1997 and continues to be subject to automatic renewal for successive one-year terms until the employee reaches age 65 or unless either party gives notice of termination.

Benefits pursuant to the change in control agreements require both a change in control and an involuntary termination of the executive’s employment (including constructive dismissal) within two years following a change in control. The severance benefit entitlements upon termination of employment following a change in control of our company are:

•	a lump-sum payment of three times the executive’s current base salary and average bonus for the last three years;

•	a lump-sum payment of the pro-rata target bonus for the year in which the termination occurs;

•	immediate vesting and cash out of all outstanding Medium-Term Incentive Plan awards;

•	a credit of three additional years of service under the Canadian Supplemental Plan;

•	a three-year continuation of medical, disability and group term life insurance, provided that these benefits terminate upon obtaining similar coverage from a new employer or upon commencement of retiree benefits; and

•	financial or outplacement counseling to a maximum of Cdn$10,000.

Payments to be made pursuant to the foregoing and relating to the employee’s bonus may be deferred by the executive for up to three years or for such other period as may be permitted by the Income Tax Act (Canada). Mr. Doyle is entitled to a “gross up” of payments to cover excise taxes under the golden parachute rules of the Internal Revenue Code, if payable in respect of such benefits.

The change in control agreements further provide that all outstanding non-exercisable options granted to the executive become exercisable upon the occurrence of a change in control. In the event no public market for the Shares exists, we (or PCS Sales, as the case may be) will compensate the executive for the value of his or her options based on a Share value approved by our shareholders upon a change in control, or, if no such value has been approved, the market value of the Shares when last publicly traded.

MANAGEMENT PROXY CIRCULAR ï Compensation	Page 49

For additional information about the above change in control agreements, including the definitions of change in control and termination, see the Form of Agreement dated December 30, 1994, filed as Exhibit 10(p) to our annual report on Form 10-K for the year ended December 31, 1995.

Policy on Recoupment of Unearned Compensation

The Board has approved a policy on Recoupment of Unearned Compensation. Under the policy, if the Board learns of misconduct by an executive that contributed to a restatement of our company’s financial statements, the Board can take action it deems necessary to remedy the misconduct. In particular, the Board can require reimbursement of incentive compensation or effect the cancellation of unvested performance option awards if (1) the amount of the compensation was based on achievement of financial results that were subsequently restated, (2) the executive engaged in misconduct that contributed to the need for the restatement and (3) the executive’s compensation would have been a lesser amount if the financial results had been properly reported.

Compensation Consultants and Comparator Groups

To gather information about competitive compensation practices, the Committee relies on the input and recommendations of independent compensation consultants and data provided by broad-based executive compensation surveys. The Committee obtains the advice and recommendations of its independent compensation consultants as the Committee deems appropriate. Although this information is an important tool in the Committee’s processes, the decisions made by the Committee are solely the responsibility of the Committee and reflect other factors and considerations. For a discussion of the factors that the Committee considers in making compensation decisions, see “Compensation Structure and Policies”, “Compensation Principles” and “Elements of Executive Compensation” above.

In 2005, the Committee engaged Watson Wyatt as executive compensation consultants. Watson Wyatt reports to the Chair of the Committee and provides input to the Committee on the philosophy and competitiveness of the design and award values for certain of our executive and director compensation programs. Watson Wyatt also assists in the evaluation of compensation arrangements associated with certain strategic opportunities. In its role as executive compensation consultants, in 2009, Watson Wyatt attended Committee meetings at which executive compensation matters were discussed.

In accordance with our adherence to the best practice of retaining independent executive compensation consultants, Watson Wyatt does not perform any other consulting services for us. Any work other than executive compensation consulting services performed for us by Watson Wyatt must be approved in advance by the Chair of the Committee. The following table sets forth the fees we paid to Watson Wyatt in 2008 and 2009:

	Year Ended December 31,
	2009	2008

Fees attributable to compensation consulting services(1)	$473,872	$362,300
Fees attributable to other services(2)	—	—
Percentage of fees attributable to compensation consulting services	100%	100%

(1)	For 2009, includes $30,473 attributable to compensation consulting services requested by management and approved by the Committee, including calculation of stock and option award expense amounts in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation”.

(2)	Effective January 1, 2010, Watson Wyatt and Towers Perrin combined their global consulting businesses pursuant to a merger agreement that was adopted by each company’s shareholders. In 2009, we entered into a contract, effective January 1, 2010, with Towers Perrin for certain consulting services, including prescription drug benefit plan design and advice. The company’s retention of Towers Perrin was discussed with the Committee in advance. We paid $17,000 to Towers Perrin in 2009 for analysis related to these services.

The Committee uses executive compensation analyses prepared on at least an annual basis by Watson Wyatt and other independent compensation consultants. Such analyses currently consist of (1) a group of 19 publicly traded U.S. and Canadian companies, or the Comparator Group, selected on the basis of a number of factors, including similar industry characteristics, revenues and market capitalization, and (2) additional executive compensation surveys of U.S.-based companies with similar industry and revenue size gathered by three compensation consulting services, or the Additional Surveys.

MANAGEMENT PROXY CIRCULAR ï Compensation	Page 50

The 19 companies included in the Comparator Group in 2009 were:

Air Products and Chemicals, Inc. Agrium Inc. Arch Coal Inc. Ashland Inc. Barrick Gold Corporation Cameco Corporation CF Industries Holdings, Inc.	Eastman Chemical Company Ecolab Inc. Martin Marietta Materials, Inc. Monsanto Company The Mosaic Company Newmont Mining Corporation Nova Chemicals Corporation	Peabody Energy Corporation PPG Industries, Inc. Praxair, Inc. The Valspar Corporation Vulcan Materials Company

In 2009, the three Additional Surveys were (1) the WWDS 2009/2010 Survey Report on Top Management Compensation, (2) the Mercer 2009 US Benchmark Database — Executive and (3) the Towers Perrin 2009 U.S. CDB General Industry Executive Database. For a list of the companies included in each of the Additional Surveys, see Appendix H.

Executive Share Ownership Guidelines

We strongly support Share ownership by our executives. In November 2004, we introduced minimum shareholding guidelines, to be met by November 2009 for the then-current executive officer group. Any individual promoted into a position subject to these guidelines will have a five-year period within which to meet the share ownership requirements. The shareholding requirements reflect the value of Shares held and can be met through direct or beneficial ownership of Shares, including Shares held through our qualified defined contribution savings plans. Options and performance units (under the Medium-Term Incentive Plan) are not included in the definition of Share ownership for purposes of the guidelines.

Each Named Executive Officer’s Share ownership and compliance with the share ownership guidelines are reviewed at Compensation Committee meetings. If a Named Executive Officer’s Share ownership falls below the minimum guidelines due to a decline in the Share price, such Named Executive Officer will have three years to restore compliance. For purposes of determining compliance during this three-year period, the Named Executive Officer’s Shares will be valued at the higher of cost or market value.

The Guidelines are:

Title	Share Ownership Guideline

Chief Executive Officer	5 times base salary
Chief Financial Officer, Chief Operating Officer, Senior Vice Presidents and Division Presidents	3 times base salary
Designated Senior Vice Presidents and Vice Presidents	1 times base salary

As of February 19, 2010, all of the Named Executive Officers hold Shares with a value in excess of the ownership guidelines. The table below sets forth, for each Named Executive Officer, the number and value of Shares held, the value of Shares required to meet the ownership guidelines and the value of Shares held as a multiple of the Named Executive Officer’s base salary.

Named Executive	Number of Shares	Value of Shares	Value Required to	Value Held as
Officer	Held	Held	Meet Guidelines	Multiple of Salary

William J. Doyle	467,764(1)	$53,858,353	$5,680,000	47.4x

Wayne R. Brownlee	58,500	$6,735,690	$1,542,528	13.1x

James F. Dietz	57,601	$6,632,179	$1,516,944	13.1x

G. David Delaney	40,324	$4,642,905	$1,277,640	10.9x

Barbara Jane Irwin	53,446	$6,153,772	$1,221,168	15.1x

(1)	Includes 19,898 Shares held in the William & Kathy Doyle Foundation, 216,336 Shares held in the WJ Doyle Revocable Trust and 230,728 Shares held in the Doyle Family LLC.

MANAGEMENT PROXY CIRCULAR ï Compensation	Page 51

Chief Executive Officer Compensation

The Committee reviews annually the CEO’s salary, any awards under our Short- and Medium-Term Incentive Plans and any grant of options under our option plans and makes its recommendations to the Board. With the assistance of Watson Wyatt, the Committee analyzes the relationship between our performance and the CEO’s annual earnings. The CEO’s annual salary is determined primarily on the basis of his individual performance and our company’s performance. While no mathematical weighting formula is used, the Committee considers all factors that it deems relevant, including our financial results, our TSR and performance relative to similar companies within our industry, survey compensation data obtained from our compensation consultants, the duties and responsibilities of the CEO, the CEO’s individual performance relative to written objectives established at the beginning of each year, current compensation levels and the effect of significant upturns or downturns in our performance. Awards pursuant to the Short- and Medium-Term Incentive Plans and under the option plans are made in accordance with the plans as outlined above. If minimum targets set under the Short- and Medium-Term Incentive Plans and option plans are not met, the CEO does not receive compensation pursuant to those plans.

With the assistance of Watson Wyatt, the Committee also references the compensation of the CEOs in the Comparative Compensation Information. The comparison of our CEO compensation to the Comparative Compensation Information incorporates many factors including the relative sales and market capitalization of the companies, their profitability and shareholder return history, the duties of the CEO and any other extenuating or special circumstances. In general, we set CEO cash compensation at the median of the applicable range.

In January 2010, the Committee and the independent members of the Board reviewed all of the factors mentioned above, including individual and company performance, relative company performance and survey compensation data for the purpose of determining Mr. Doyle’s 2010 compensation. We failed to achieve the minimum threshold corporate financial performance required under our Short-Term Incentive Plan for 2009 and consequently, the Committee and the Board determined that no awards would be made under the Plan for Mr. Doyle or any of the Named Executive Officers.

Mr. Doyle’s 2009 performance goals and achievements were considered by the Committee and the independent members of the Board in determining his 2010 base salary. The Committee and the independent members of the Board also considered the absence of any salary increase for Mr. Doyle during 2009.

Although the Committee and the independent members of the Board did not utilize any specific weighting in analyzing Mr. Doyle’s 2009 performance goals, generally, seven performance goals were fully achieved and were viewed positively in determining Mr. Doyle’s compensation; two performance goals were not achieved and were viewed negatively in determining Mr. Doyle’s compensation. The partially achieved safety performance goal was viewed negatively due to the unfortunate occurrence of a fatality at our New Brunswick facility.

Based on the above noted factors, including Mr. Doyle’s overall performance, the Committee and the independent members of the Board approved an increase in Mr. Doyle’s base salary from $1,092,000 for 2009 to $1,136,000 for 2010.

More specific information on Mr. Doyle’s individual performance goals and achievements (and their relationship to our corporate goals) is provided in the following table.

MANAGEMENT PROXY CIRCULAR ï Compensation	Page 52

■ Achieved        ◘ Partially Achieved       ☐ Did Not Achieve

CORPORATE GOAL: Be the supplier of choice to the markets we serve.

Goal
2009 Individual Performance Goal	Achieved	Discussion of 2009 Performance
1. Improve product quality so we can provide the highest quality products to our customers.	■	Product quality performance improved in 2009 as total complaints declined 18% and complaints related to dust, lumps or product sizing declined 20%.

2. Find new ways to make it easier for our customers to do business with us.	■	Eight important customer initiatives were introduced or continued in 2009:
(a)  Upgraded and expanded our North American and international transportation and distribution system to: (i) improve asset utilization; (ii) faster loading, unloading and transit times; (iii) increase storage capacity; (iv) offer additional transportation mode alternatives; and (v) bring our product closer to our customers;
(b)  Enhanced raw material transportation flexibility to improve finished product availability for our customers;
(c)  Collaborated with customers in developing strategies to optimize their supply chain and reduce seasonality in their business;
(d)  Partnered with customers to discuss and share information to ensure the highest levels of product quality, reliability and service;
(e)  Assumed an active leadership role in industry trade associations, working closely with governmental and other agencies to address transportation policy matters;
(f)  Expanded the delivery of market analysis reports, targeting the issues and trends most important to our fertilizer, feed and industrial customers;
(g)  Supplemented our Safe Feed/Safe Food certification by voluntarily implementing enhanced risk analyses and control tools for assessing and restricting contaminants, demonstrating our pledge to food safety and enhancing consumer confidence in the products we provide; and
(h) Utilized information technology to enhance and streamline our customers’ ability to forecast and monitor the sourcing, procurement and delivery of our products to their end-use locations.

CORPORATE GOAL: Maximize long-term shareholder value.
Goal
2009 Individual Performance Goal	Achieved	Discussion of 2009 Performance
1. Meet the budget approved for 2009, including earnings per Share (“EPS”) of $16.38 and cash flow per Share (“CFPS”) of $16.92.	☐	Actual 2009 EPS was $3.25, 80% below our target of $16.38. Actual 2009 CFPS was $4.44, 74% below our target of $16.92.

2.    Continue to drive the “Potash First” strategy by staying on top of all global opportunities while at the same time being open to strategic alternatives for phosphate and nitrogen should an attractive alternative present itself.
	■	We initiated and continued to actively pursue global potash opportunities and strategic developments in phosphate and nitrogen. We kept the Board informed and engaged regarding these opportunities and developments.

3. Outperform our peer group on the DAX Ag.	☐	In 2009, our common stock under performed the DAX Ag with an annual total shareholder return of approximately 48.7%. Our total shareholder return was approximately 63.7% of the total shareholder return of the DAX Ag.

4. Grow the revenue base and bottom line for our company through strategic use of capital.	■	In 2009, we continued our potash capacity expansion projects, including the completion of our debottlenecking project at Patience Lake, which brought back 360,000 tonnes of previously idled capacity. We also completed a new sulfuric acid plant at Aurora.

5. Lead management’s effort to make sure it does its part in the pursuit of the best possible corporate governance for our company.	■	Excellence in corporate governance requires transparency and accountability. In this regard, in 2009, the CEO personally engaged numerous stakeholders, including shareholders, the analyst community, media and employees in personal meetings and conference calls throughout the year.
In addition, the CEO supported the Board’s decision to voluntarily adopt a say on pay policy granting shareholders an advisory vote on the company’s executive compensation practices and philosophy.
Our commitment to excellence in corporate governance was recognized by external monitors, including The Globe and Mail, which ranked our company 8th out of more than 200 Canadian companies in its 2009 corporate governance rankings. The Canadian Institute of Chartered Accountants recognized the quality of our corporate reporting and disclosure practices with its overall Award of Excellence and recognized us for our website disclosure, sustainability reporting and financial reporting.

MANAGEMENT PROXY CIRCULAR ï Compensation	Page 53

CORPORATE GOAL: Build strong relationships with and improve the socio-economic well-being of our communities.
Goal
2009 Individual Performance Goal	Achieved	Discussion of 2009 Performance
1. Provide leadership for our company with the investment community, within our industry and in the communities in which our people work and reside.	■	In 2009, we received high marks in investor surveys relating to “Confidence in Management” and “Communications with the Financial Community”. On a scale of 1 to 10, we received a score of 8.0 or higher in 70% of the categories, including a rating of 9.0 for communications materials. Our ratings in these surveys were in the top quartile for all categories. In addition, surveys of community leaders were conducted in three communities in which we operated (Aurora, Cincinnati and Joplin) regarding our community involvement, business practices and economic impact. We averaged an overall rating of 4.1 (on a scale of 1 to 5), which is in the top quartile for these surveys.
The CEO served on the boards of key industry groups, including serving as Chairman of the Nutrients for Life Foundation, Senior Vice-President of the International Fertilizer Industry Association and a member of the boards of The Fertilizer Institute and International Plant Nutrition Institute. In addition, the CEO delivered the commencement address at the University of Saskatchewan fall convocation and received an honorary doctorate recognizing the company’s achievements and contributions to the University.

CORPORATE GOAL: Attract and retain talented, motivated and productive employees who are committed to our long-term goals.
Goal
2009 Individual Performance Goal	Achieved	Discussion of 2009 Performance
1. Show measurable success in leadership development and succession planning for our employees.	■
With 88.9% of open senior staff positions filled with internal candidates, we exceeded our goal of 75%. Several executive-level vacancies were filled with well-qualified employees identified through the succession planning process.

In February, we held the first of a series of company-wide meetings of human resource managers to discuss and define a global set of leadership core competencies. The leadership core competencies will establish a framework for evaluating employees’ leadership potential and help facilitate employee development and assessment.

Employees completed a variety of leadership development training and management skills courses.

CORPORATE GOAL: Achieve no harm to people and no damage to the environment.
Goal
2009 Individual Performance Goal	Achieved	Discussion of 2009 Performance
1. Improve all measurable safety indices with the emphasis on reducing serious injuries so we can achieve our goal of providing the safest work environment for our employees.	◘
Unfortunately, a fatality occurred at New Brunswick when an underground pipefitter was struck by a pipe during installation.

With a continued emphasis on the personalization of safety at all levels in our organization, significant performance improvement was achieved in 2009. New record lows were established for our employees in the recordable injury rate, which declined 26%, and the lost time injury rate, which declined 46%.

In 2009, we established a three-year target to reduce our total site injury severity rate by 25% by the end of 2011. This target was achieved in 2009, and we have established a new three-year target to reduce our total site injury severity rate by an additional 10% by the end of 2012.

2. Improve the environmental commitment and performance across our company’s operations to positively impact the climate, our use of natural resources, and our environmental stewardship.	◘	In 2009, our goal of reducing total environmental incidents by 10% was not fully achieved. In the United States, the number of reportable releases declined 14% but permit violations increased 75% (from 4 to 7). Spills in our potash segment increased, primarily due to brine spills associated with disposal of water inflow at New Brunswick.

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Executive Compensation

Summary Compensation Table(1)

The following table sets forth, for our 2009, 2008 and 2007 fiscal years, all compensation earned by the individuals who served as our Chief Executive Officer and our Chief Financial Officer, and by each of our other three most highly compensated executive officers as of the end of calendar year 2008, for services rendered to us and our subsidiaries (the “Named Executive Officers” or “NEOs”). Our Named Executive Officers may change from year to year due to fluctuations in our executive officers’ annual compensation as calculated in accordance with SEC regulations.

Change in
Pension and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards(2)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William J. Doyle President and Chief Executive Officer	2009 2008 2007	1,092,000 1,092,000 1,040,000	— — —	1,693,628 — —	4,932,350 6,508,418 7,652,960	— 2,075,000 2,190,000	1,744,700 4,173,645 2,340,578	217,712 257,984 163,383	9,680,390 14,107,047 13,386,921
Wayne R. Brownlee Executive Vice President, Treasurer and Chief Financial Officer	2009 2008 2007	494,400 494,400 480,000	— — —	492,924 — —	1,279,394 1,802,292 2,018,887	— 692,000 578,000	627,363 2,238,102 406,802	44,156 43,693 44,114	2,938,237 5,270,487 3,527,803
James F. Dietz Executive Vice President and Chief Operating Officer	2009 2008 2007	486,200 486,200 463,000	— — —	484,771 — —	1,329,590 1,754,121 2,049,900	— 647,000 621,000	791,583 196,209 62,363	43,921 42,795 40,133	3,136,065 3,126,325 3,236,396
G. David Delaney President, PCS Sales	2009 2008 2007	409,500 399,750 375,000	— — —	362,954 — —	664,795 871,498 1,065,948	— 450,000 450,000	391,750 23,287 8,793	21,241 33,554 34,330	1,850,240 1,778,089 1,934,071
Barbara Jane Irwin Senior Vice President, Administration	2009 2008 2007	395,200 387,600 372,500	— — —	350,293 — —	664,795 871,498 1,065,948	— 435,000 400,000	296,680 35,803 21,171	28,235 21,978 20,094	1,735,203 1,751,879 1,879,713

(1)	Those amounts that were paid in Canadian dollars have been converted to United States dollars using the average exchange rate for the month prior to the date of payment.

(2)	Reports the grant date fair value, as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation”, or FASB ASC Topic 718, of performance share units granted pursuant to our Medium-Term Incentive Plan in effect for the three-year performance period January 1, 2009 to December 31, 2011. See “Compensation Discussion and Analysis — Medium-Term Incentive Plan”. For the FASB ASC Topic 718 calculations, the value of the performance share units was estimated using a Monte Carlo valuation model with the following assumptions:

Risk-Free		Correlation Between Our	Volatility of Our	Volatility of
Interest Rate	Dividend Yield	Common Share Price and DAX Ag	Common Share Price	the DAX Ag
0.95%	0.46%	0.836	58.9%	34.7%

Based on the maximum allowable payout value of the Medium-Term Incentive Plan awards of $194.80 in accordance with the plan, if maximum performance is achieved under the plan for the three-year performance period ending December 31, 2011, the awards would have the following values: Mr. Doyle, $10,318,751; Mr. Brownlee, $3,003,232; Mr. Dietz, $2,953,558; Mr. Delaney, $2,211,370; and Ms. Irwin, $2,134,229.

(3)	Reports the grant date fair value, as calculated in accordance with FASB ASC Topic 718, of options granted pursuant to the 2009 Performance Option Plan, 2008 Performance Option Plan and the 2007 Performance Option Plan, respectively. The amounts reported assume that all option grants vest at 100%. See “Compensation Discussion and Analysis — Long-Term Incentives”. For a discussion of the assumptions made in the valuation of the awards, see Notes 25 and 31 to our consolidated financial statements for the fiscal year ended December 31, 2009, Notes 27 and 33 to our consolidated financial statements for the fiscal year ended December 31, 2008 and Notes 27 and 33 to our consolidated financial statements for the fiscal year ended December 31, 2007.

(4)	Reports amounts awarded pursuant to our Short-Term Incentive Plan for 2009, 2008 and 2007 performance, which amounts were paid in 2010, 2009 and 2008, respectively. See “Compensation Discussion and Analysis — Short-Term Incentive Plan”.

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(5)	Reports the aggregate annual change in the actuarial present value of each Named Executive Officer’s accumulated benefit under the Canadian Supplemental Plan, the U.S. Pension Plan and the U.S. Supplemental Plan, as set forth in the below table.

		William J.	Wayne R.	James F.	G. David	Barbara Jane
		Doyle	Brownlee	Dietz	Delaney	Irwin

	2009	$1,744,700	$627,363	—	—	—
Canadian Supplemental Plan	2008	4,173,645	2,238,102	—	—	—
	2007	2,340,578	406,802	—	—	—

	2009	—	—	$198,454	$172,926	$91,759
U.S. Pension Plan	2008	—	—	19,181	(13,894)	3,797
	2007	—	—	(27,946)	(7,738)	8,703

	2009	—	—	593,129	218,824	204,921
U.S. Supplemental Plan	2008	—	—	177,028	37,181	32,006
	2007	—	—	90,309	16,531	12,468

	2009	$1,744,700	$627,363	$791,583	$391,750	$296,680
Total	2008	4,173,645	2,238,102	196,209	23,287	35,803
	2007	2,340,578	406,802	62,363	8,793	21,171

(6)	The following table sets forth the amounts attributable to each of the compensation items included in “All Other Compensation” for each Named Executive Officer.

		William J.	Wayne R.	James F.		G. David		Barbara Jane
		Doyle	Brownlee	Dietz		Delaney		Irwin

	2009	$8,937	$8,856	—		—		—
Company Contributions to Canadian Pension Plan	2008	10,427	10,446	—		—		—
	2007	8,590	8,568	—		—		—

	2009	65,520	29,664	$21,722	(a)	$19,343	(b)	$18,978	(c)
Company Contributions to Savings Plan or 401(k) Plan	2008	65,044	29,780	20,575	(a)	18,150	(b)	18,075	(c)
	2007	60,285	27,779	20,039	(a)	17,190	(b)	17,520	(c)

	2009	8,454	2,842	9,463		1,898		9,257
Life Insurance Premiums Paid for the Benefit of NEO	2008	9,977	3,280	8,487		1,736		3,063
	2007	10,122	3,690	7,354		1,391		2,574

	2009	10,000	—	—		—		—
Medical Insurance Premiums Paid on Behalf of NEO	2008	20,624	—	—		—		—
	2007	17,014	—	—		—		—

	2009	19,547	2,794	—		—		—
Tax Gross-Ups for Taxable Benefits	2008	36,093	187	1,594		798		840
	2007	11,663	6,192	—		—		—

	2009	105,254	—	12,736		—		—
Perquisites(d)	2008	115,819	—	12,139		12,870		—
	2007	55,708	11,264	12,740		15,749		—

	2009	$217,712	$44,156	$43,921		$21,241		$28,235
Total	2008	257,984	43,693	42,795		33,554		21,978
	2007	163,383	57,493	40,133		34,330		20,094

(a)	For 2009, includes $14,036 in contributions to the 401(k) Plan on behalf of Mr. Dietz and $7,686 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Mr. Dietz in cash. For 2008, includes $13,435 in contributions to the 401(k) Plan on behalf of Mr. Dietz and $7,140 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Mr. Dietz in cash. For 2007, includes $13,289 in contributions to the 401(k) Plan on behalf of Mr. Dietz and $6,750 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Mr. Dietz in cash.

(b)	For 2009, includes $14,250 in contributions to the 401(k) Plan on behalf of Mr. Delaney and $5,093 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Mr. Delaney in cash. For 2008, includes $13,650 in contributions to the 401(k) Plan on behalf of Mr. Delaney and $4,500 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Mr. Delaney in cash. For 2007, includes $13,350 in contributions to the 401(k) Plan on behalf of Mr. Delaney and $3,840 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Mr. Delaney in cash.

(c)	For 2009, includes $14,250 in contributions to the 401(k) Plan on behalf of Ms. Irwin and $4,728 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Ms. Irwin in cash. For 2008, includes $13,650 in contributions to the 401(k) Plan on behalf of Ms. Irwin and $4,425 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Ms. Irwin in cash. For 2007, includes $13,350 in contributions to the 401(k) Plan on behalf of Ms. Irwin and $4,170 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Ms. Irwin in cash.

(d)	Perquisites include, for Mr. Doyle, country club memberships, financial and tax planning services, spousal/family travel benefits (while accompanying the executive on corporation business) and parking; for Mr. Brownlee, country club memberships, spousal travel benefits (while accompanying the executive on corporation business) and parking; and for Mr. Dietz and Mr. Delaney, country club memberships and spousal travel benefits (while accompanying the executive on corporation business). The aggregate incremental cost of the financial and tax planning services paid for the benefit of Mr. Doyle was $52,063 in 2009, $38,222 in 2008 and $29,506 in 2007. The aggregate incremental cost of spousal/family travel benefits paid for the benefit of Mr. Doyle was $27,585 in 2009 and $51,407 in 2008.

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Salary and Bonus

As reported in the Summary Compensation Table above, the percentage of our Named Executive Officers’ total 2007, 2008 and 2009 compensation that is comprised of salary and bonus is between 5% and 25% and is generally consistent with our compensation philosophy. See “Compensation Discussion and Analysis — Elements of Executive Compensation”.

Stock Awards

Amounts reported in column (e) of the Summary Compensation Table reflect performance share units granted during 2009 pursuant to our Medium-Term Incentive Plan. As of January 1, 2009, Mr. Doyle received a grant of 35,314 performance share units, Mr. Brownlee received a grant of 10,278 performance share units, Mr. Dietz received a grant of 10,108 performance share units, Mr. Delaney received a grant of 7,568 performance share units and Ms. Irwin received a grant of 7,304 performance share units. The performance share units vest and will be settled in cash at the end of the three-year performance cycle (December 31, 2011) in relation to a vesting schedule whereby one-half of the units vest in accordance with corporate Total Shareholder Return (TSR) and one-half of the units vest in accordance with corporate TSR relative to a selected comparator group’s TSR.

We use the following vesting schedules to determine how many units each Named Executive Officer is entitled to receive at the end of the performance period ending December 31, 2011.

TSR Vesting Schedule
TSR	Vesting Percentage

5% or less	0%

25%	50%

50%	100%

60%	125%

75% or more	150%

Relative TSR Vesting Schedule
TSR as % of DaxAg TSR	Vesting Percentage

Less than 100%	0%

100%	50%

130%	100%

145% or more	150%

For results falling between the reference points in the charts above, the level of vesting will be mathematically interpolated between the reference points. The value at payout will be based on the number of vested units multiplied by the trailing 30-day average common Share price.

Option Awards

For a description of the applicable formulas in determining the amounts payable under our Performance Option Plans, see “Grants of Plan-Based Awards — Option Awards”.

Non-Equity Incentive Plan Compensation

Amounts reported in column (g) of the Summary Compensation Table reflect the amounts paid pursuant to our Short-Term Incentive Plan for the 2007, 2008 and 2009 performance periods. The amount of each Named Executive Officer’s award is generally equal to the officer’s award percentage, as determined by our annual cash flow return compared to a target cash flow return, multiplied by the officer’s annual salary. Individual awards, however, may be adjusted (±30%) to recognize individual performance, provided the total of adjusted awards approximates the total awards at mid-point. Each officer’s award percentage is calculated according to the below schedule, which has been abbreviated from the full schedule included in our Short-Term Incentive Plan. In the below schedule, ACFR, or adjusted cash flow return ratio, represents our actual annual cash flow return, as defined in the plan, divided by the target cash flow return, as determined by the annual corporate budget approved by our Board.

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As per the terms of the plan, we generally make no payments if our cash flow return is less than 50% of the target set by the Board for that year.

	Award Percentage	Award Percentage	Maximum Award
	When ACFR is	When ACFR is Equal to or Greater	Percentage (ACFR
Officers	Less Than 1	Than 1	Greater Than 1.5)
Tier 1: Corporate President, CEO	100% multiplied by ACFR	(200% multiplied by ACFR) minus 100%	200%
Tier 2: Executive Level 7 (Executive VP and COO, Executive VP and CFO)	70% multiplied by ACFR	(140% multiplied by ACFR) minus 70%	140%
Tier 3: Executive Level 6 (Senior VP Admin., Subsidiary Presidents)	55% multiplied by ACFR	(110% multiplied by ACFR) minus 55%	110%

Actual cash flow return is calculated by measuring operating income (net income before deducting taxes and interest), removing the effects of extraordinary gains or losses, incentive award accruals, non-cash items such as depreciation and cash taxes and then dividing by the asset base. For further details on awards under our Short-Term Incentive Plan, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Short-Term Incentive Plan” and our Short-Term Incentive Plan, filed as Exhibit 10(m) to our quarterly report on Form 10-Q for the quarterly period ended September 30, 2009.

Total Compensation

The following table sets forth the total compensation awarded to our Chief Executive Officer, individually, and our Named Executive Officers, collectively, in each case as a percentage of our net income in 2009, 2008 and 2007. Total compensation reflects the Named Executive Officers’ total compensation as disclosed in column (j) of the Summary Compensation Table. Net income is calculated in accordance with Canadian GAAP. For additional information about net income, see our consolidated financial statements and the notes thereto for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007.

				Aggregate Total
		Total Compensation of	% of	Compensation of	% of
	Net Income	Chief Executive Officer	Net Income	Named Executive Officers	Net Income
2009	$987.8 million	$9.7 million	1.0%	$19.3 million	2.0%
2008	$3,495.2 million	$14.1 million	0.4%	$26.0 million	0.7%
2007	$1,103.6 million	$13.4 million	1.2%	$24.0 million	2.2%

Employment Agreements

Except for the change in control agreements described above in “Compensation Discussion and Analysis — Post-Retirement and Termination Compensation”, we have not entered into individual employment agreements with any of our executive officers. For a discussion of the terms and conditions of executive officers’ compensation, see “Compensation Discussion and Analysis”.

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Grants of Plan-Based Awards

The following table provides information relating to plan-based awards granted in 2009 to the Named Executive Officers.

		Estimated Possible Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards				Grant
								Exercise	Date Fair
								or Base	Value of
								Price of	Stock and
								Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards(2)	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(k)	(l)

William J. Doyle
Short-Term Incentive Plan		546,000	1,092,000	2,184,000
Medium-Term Incentive Plan	1/1/2009					35,314	52,971		1,693,628
Performance Option Plan	5/7/2009				0	115,000	115,000	$96.04	4,932,350

Wayne R. Brownlee
Short-Term Incentive Plan		173,000	346,000	692,000
Medium-Term Incentive Plan	1/1/2009					10,278	15,417		492,924
Performance Option Plan	5/7/2009				0	31,000	31,000	Cdn$111.95	1,279,394

James F. Dietz
Short-Term Incentive Plan		170,250	340,500	681,000
Medium-Term Incentive Plan	1/1/2009					10,108	15,162		484,771
Performance Option Plan	5/7/2009				0	31,000	31,000	$96.04	1,329,590

G. David Delaney
Short-Term Incentive Plan		112,500	225,000	450,000
Medium-Term Incentive Plan	1/1/2009					7,568	11,352		362,954
Performance Option Plan	5/7/2009				0	15,500	15,500	$96.04	664,795

Barbara Jane Irwin
Short-Term Incentive Plan		108,750	217,500	435,000
Medium-Term Incentive Plan	1/1/2009					7,304	10,956		350,293
Performance Option Plan	5/7/2009				0	15,500	15,500	$96.04	664,795

(1)	The amounts in columns (c), (d) and (e) set forth the threshold, target and maximum values of the 2009 Short-Term Incentive Plan awards based on respective cash flow returns of 50%, 100% and 150% of target cash flow return for 2009. The actual amount of each Named Executive Officer’s 2009 Short-Term Incentive Plan award is set forth in column (g) of the Summary Compensation Table above.

(2)	Pursuant to the terms of the plan, options under the 2009 Performance Option Plan were granted with an exercise price equal to the closing market price per Share on the NYSE for Mr. Doyle, Mr. Dietz, Mr. Delaney and Ms. Irwin and on the TSX for Mr. Brownlee, in each case on the trading day prior to the grant date. As is our practice, options under the 2009 Performance Option Plan were granted following shareholder approval of the plan at the 2009 Annual Meeting on May 7, 2009.

Option Awards

Certain amounts reported in column (f) of the Summary Compensation Table represent options granted during 2007 and 2008 pursuant to our 2007 Performance Option Plan and 2008 Performance Option Plan, respectively, and certain amounts reported in column (f) of the Summary Compensation Table and columns (g), (h) and (l) of the Grant of Plan-Based Awards Table reflect options granted during 2009 pursuant to our 2009 Performance Plan. On May 3, 2007, Mr. Doyle received a grant of 336,000 performance options, Mr. Brownlee and Mr. Dietz received a grant of 90,000 performance options, and Mr. Delaney and Ms. Irwin received a grant of 46,800 performance options. On May 8, 2008, Mr. Doyle received a grant of 87,750 performance options, Mr. Brownlee and Mr. Dietz received a grant of 23,650 performance options, and Mr. Delaney and Ms. Irwin received a grant of 11,750 performance options. On May 7, 2009, Mr. Doyle received a grant of 115,000 performance options, Mr. Brownlee and Mr. Dietz received a grant of 31,000 performance options, and Mr. Delaney and Ms. Irwin received a grant of 15,500 performance options. The options have 10-year terms and vest based on performance incentives over the three-year performance periods ending December 31, 2009, December 31, 2010 and December 31, 2011.

In accordance with the Performance Option Plans, the performance incentives that will be used to determine vesting of the performance options are cash flow return on investment (“CFROI”) and weighted average cost of debt and equity capital (“WACC”).

CFROI is the ratio of after-tax operating cash flow to average gross investment. After-tax operating cash flow is calculated by measuring operating income (net income before deducting income taxes and interest), removing nonrecurring or unusual items, incentive award accruals, non-cash items such as depreciation and amortization and current income taxes. Average gross investment is calculated by measuring the average of total assets and making

MANAGEMENT PROXY CIRCULAR ï Compensation	Page 59

adjustments for amortization and depreciation, the fair value adjustment for certain investments, fair value of derivative instrument assets, cash and cash equivalents and certain current liabilities. WACC is calculated by measuring the product of the market yield cost of net debt and the market value of net debt divided by the market value of net debt and equity, and adding the product of the cost of equity and the market value of equity divided by the market value of net debt and equity, in each case subject to certain adjustments. For further details on awards under our Performance Option Plans, see our 2009 Performance Option Plan filed as Exhibit 10(mm) to our quarterly report on Form 10-Q for the period ended March 31, 2009, our 2008 Performance Option Plan filed as Exhibit 10(ff) to our quarterly report on Form 10-Q for the period ended March 31, 2008 and our 2007 Performance Option Plan, filed as Exhibit 10(ee) to our quarterly report on Form 10-Q for the period ended December 31, 2007.

We use the following vesting schedule to determine how many options each Named Executive Officer receives at the end of the performance periods ending December 31, 2010 and December 31, 2011.

Vesting Schedule
3 Year Average of
CFROI Minus WACC	Vesting Percentage

Less than 0%	0%

0.20%	30%

1.20%	70%

2.20%	90%

2.50%	100%

For results falling between the reference points in the chart above, the level of vesting is mathematically interpolated between the reference points. The amount, if any, realized upon the exercise of performance options will depend on the market price of our Shares relative to the exercise price per Share of the performance option at the time of exercise. For a discussion of our actual results for the performance period ended December 31, 2009 and the number of performance options that were vested, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Long-Term Incentives (Stock Options) — Performance Option Plans”.

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Outstanding Equity Awards at Fiscal Year-End

The following table provides information relating to exercisable and unexercisable stock options and unvested stock awards as of December 31, 2009 for the Named Executive Officers.

	Option Awards					Stock Awards
							Equity
							Incentive Plan
			Equity			Equity	Awards:
			Incentive			Incentive Plan	Market or
			Plan			Awards:	Payout
			Awards:			Number of	Value of
	Number of	Number of	Number of			Unearned	Unearned
	Securities	Securities	Securities			Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			or Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Rights That	Rights That
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not
Name	Exercisable(1)	Unexercisable	Options(2)	Price	Date	Vested(3)	Vested(4)
(a)	(b)	(c)	(d)	(e)	(f)	(i)	(j)

William J. Doyle	320,000			$10.16	11/21/2010
	420,000			$10.50	11/20/2011
	420,000			$11.00	11/20/2012
	337,536	—		$13.17	11/20/2013	52,971	$10,318,751
	675,000			$29.41	5/5/2015
	450,000			$33.67	5/4/2016
	336,000 (5)			$62.73	5/3/2017
			87,750	$198.77	5/8/2018
			115,000	$96.04	5/7/2019

Wayne R. Brownlee	180,000			Cdn$16.65	11/20/2011
	180,000			Cdn$17.44	11/20/2012
	144,660			Cdn$17.17	11/20/2013
	195,000	—		Cdn$36.64	5/5/2015	15,417	$3,003,232
	150,000			Cdn$37.27	5/4/2016
	90,000 (5)			Cdn$69.48	5/3/2017
			23,650	Cdn$199.70	5/8/2018
			31,000	Cdn$111.95	5/7/2019

James F. Dietz	50,000			$10.50	11/20/2011
	210,000			$11.00	11/20/2012
	168,756			$13.17	11/20/2013
	195,000	—		$29.41	5/5/2015	15,162	$2,953,558
	150,000			$33.67	5/4/2016
	90,000 (5)			$62.73	5/3/2017
			23,650	$198.77	5/8/2018
			31,000	$96.04	5/7/2019

G. David Delaney	65,000			$29.41	5/5/2015
	72,000	—		$33.67	5/4/2016	11,352	$2,211,370
	46,800 (5)			$62.73	5/3/2017
			11,750	$198.77	5/8/2018
			15,500	$96.04	5/7/2019

Barbara Jane Irwin	157,390			$10.50	11/20/2011
	180,000			$11.00	11/20/2012
	144,660			$13.17	11/20/2013
	105,000	—		$29.41	5/5/2015	10,956	$2,134,229
	72,000			$33.67	5/4/2016
	46,800 (5)			$62.73	5/3/2017
			11,750	$198.77	5/8/2018
			15,500	$96.04	5/7/2019

(1)	As of December 31, 2009, the aggregate before tax value of unexercised options that are currently exercisable held by each Named Executive Officer was as follows: Mr. Doyle, $248,194,077; Mr. Brownlee, $69,977,394; Mr. Dietz, $72,228,859; Mr. Delaney, $12,670,646; and Ms. Irwin $62,598,904. The aggregate value of unexercised options held by Mr. Brownlee was converted to U.S. dollars using the average Canadian exchange rate of 1.1415 for fiscal year 2009.

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(2)	The outstanding equity incentive plan awards reported in column (d) represent unearned options pursuant to our 2008 and 2009 Performance Option Plans. Options granted pursuant to the 2008 Performance Option Plan vest at the end of the performance period ending December 31, 2010, and options granted pursuant to the 2009 Performance Option Plan vest at the end of the performance period ending December 31, 2011. The reported number of Shares underlying the options is based on achievement of the plans’ maximum performance levels.

(3)	The outstanding equity incentive plan awards reported in column (i) represent outstanding awards pursuant to our Medium-Term Incentive Plan, which vest at the end of the performance period ending December 31, 2011. The reported number of units is based on achievement of the plan’s maximum performance level.

(4)	Based on the maximum allowable payout value of the Medium-Term Incentive Plan awards of $194.80 in accordance with the plan. The average closing price of our common shares on the NYSE for the last 30 trading days of 2009 was $114.59.

(5)	Reports options granted under the 2007 Performance Option Plan that vested at the end of the performance period ending December 31, 2009. The before tax value of such vested options held by each Named Executive Officer, as of December 31, 2009, was as follows: Mr. Doyle, $15,378,720; Mr. Brownlee, $3,540,867; Mr. Dietz, $4,119,300; Mr. Delaney, $2,142,036; and Ms. Irwin, $2,142,036. The aggregate value of vested options held by Mr. Brownlee was converted to U.S. dollars using the average Canadian exchange rate of 1.1415 for fiscal year 2009.

Outstanding Stock Options

As of February 19, 2010, options to acquire 636,400 Shares were issued and outstanding under the 2009 Performance Option Plan. In addition, options to acquire 481,000 Shares were issued and outstanding under the 2008 Performance Option Plan. Options to acquire 1,702,350 Shares, 2,360,900 Shares and 2,355,643 Shares have vested and are outstanding under the 2007 Performance Option Plan, the 2006 Performance Option Plan and the 2005 Performance Option Plan, respectively. As of February 19, 2010, options to acquire 4,859,214 Shares were issued and outstanding under the Stock Option Plan — Officers and Employees (the “Stock Option Plan”). All options granted under the Stock Option Plan are exercisable. Pursuant to a resolution of the Board on November 16, 2006, no additional options may be granted under the Stock Option Plan.

See “Compensation Discussion and Analysis — Performance Option Plans” for a description of our 2009 Performance Option Plan under which we granted stock options to officers and employees in 2009.

Option Exercises and Stock Vested

The following table provides information relating to amounts received upon the exercise of stock options by the Named Executive Officers during 2009.

	Option Awards		Stock Awards
Number of
	Shares		Number of
	Acquired on	Value Realized	Shares Acquired	Value Realized
	Exercise(1)	Upon Exercise	on Vesting	Upon Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
William J. Doyle	—	—	—	—

Wayne R. Brownlee	—	—	—	—

James F. Dietz	—	—	—	—

G. David Delaney	—	—	—	—

Barbara Jane Irwin	15,000	1,214,844	—	—

(1)	Ms. Irwin did not retain any Shares acquired upon the exercise of stock options during 2009.

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Pension Benefits

The following table provides information relating to the present value of the Named Executive Officers’ accumulated benefit under the Canadian Supplemental Plan, the U.S. Pension Plan and the U.S. Supplemental Plan.

				Present Value of
		Number of Years		Accumulated	Payments During
		Credited Service		Benefit(1)	Last Fiscal Year
Name	Plan Name	(#)		($)	($)

William J. Doyle	Canadian Supplemental Plan	22.67		16,562,308	—

Wayne R. Brownlee	Canadian Supplemental Plan	32.67	(2)	5,658,986	—

James F. Dietz	U.S. Pension Plan	16.5		567,565
	U.S. Supplemental Plan	12.83	(3)	1,354,001	—

G. David Delaney	U.S. Pension Plan	26.67		383,668
	U.S. Supplemental Plan	12.83	(3)	399,212	—

Barbara Jane Irwin	U.S. Pension Plan	9.25		193,851
	U.S. Supplemental Plan	9.25		381,311	—

(1)	The present value of accumulated benefit assumes retirement at the earliest age that does not require a reduction in benefits. For the Canadian Supplemental Plan, such age is 62. For the U.S. Pension Plan and U.S. Supplemental Plan, such age is 65 or age 62 with 20 years of service.

(2)	Mr. Brownlee’s years of credited service includes 11.6 years of service, from May 1977 to December 1988, with the government of Saskatchewan prior to the privatization of our company in 1989 and 21.1 years of service, from December 1988 to the present, with our company and our predecessors.

(3)	The differences in Mr. Dietz’s and Mr. Delaney’s years of credited service under the U.S. Pension Plan and the U.S. Supplemental Plan relate to the plans’ differing treatment of Mr. Dietz’s and Mr. Delaney’s years of credited service under the Nitrogen Pension Plan, a predecessor to the U.S. Pension Plan.

The present values of the accumulated benefits reported in the above table are generally calculated in accordance with the assumptions used for financial reporting purposes. See Note 15 to our consolidated financial statements for the fiscal year ended December 31, 2009. The total present value of accumulated benefits in our financial statements is calculated in accordance with Canadian GAAP. The assumptions for Mr. Doyle and Mr. Brownlee differ from the assumptions disclosed in Note 15 to our consolidated financial statements for the fiscal year ended December 31, 2009. The key assumptions used in calculating the present value of accumulated benefits for Mr. Doyle and Mr. Brownlee are as follows:

Interest Rate	6.60% per annum
Retirement Age	Age 62
Mortality Rates	1994 Unisex Pensioner Mortality Table

MANAGEMENT PROXY CIRCULAR ï Compensation	Page 63

The below table sets forth our accrued obligation at the beginning and end of the fiscal year ended December 31, 2009 for each of the Named Executive Officer’s benefits under the Canadian Supplemental Plan, the U.S. Pension Plan and the U.S. Supplemental Plan and the accumulated value at the beginning and end of the fiscal year ended December 31, 2009 for each of the Named Executive Officer’s benefits under the Savings Plan and the 401(k) Plan.

		Accrued			Accrued
		Obligation/			Obligation/
		Accumulated		Non-	Accumulated
		Value at	Compensatory	Compensatory	Value at
		Start of Year	Changes	Changes	End of Year
Name	Plan Name	($)	($)	($)	($)

William J. Doyle	Canadian Pension Plan	122,941	8,937	49,448	181,326
	Canadian Supplemental Plan	14,817,608	170,496	1,574,204	16,562,308
	Savings Plan(1)	554,637	32,760	252,348	839,745

Wayne R. Brownlee	Canadian Pension Plan	462,962	8,856	169,136	640,954
	Canadian Supplemental Plan	5,031,623	(49,372)	676,735	5,658,986
	Savings Plan	108,089	14,832	134,606	257,527

James F. Dietz	U.S. Pension Plan	369,111	58,426	140,028	567,565
	U.S. Supplemental Plan	760,872	304,480	288,649	1,354,001
	401(k) Plan	342,281	14,036	129,733	486,050

G. David Delaney	U.S. Pension Plan	210,742	32,100	140,826	383,688
	U.S. Supplemental Plan	180,388	98,281	120,543	399,212
	401(k) Plan	675,404	14,250	335,344	1,024,998

Barbara J. Irwin	U.S. Pension Plan	102,092	27,074	64,685	193,851
	U.S. Supplemental Plan	176,390	93,160	111,761	381,311
	401(k) Plan	67,895	14,250	28,572	110,717

(1)	Includes the value of Mr. Doyle’s 401(k) Plan account, which is attributable to his prior service as President of PCS Sales.

Pension Plans

In Canada, eligible employees, including senior executives, participate in the Potash Corporation of Saskatchewan Inc. Pension Plan, which we refer to as the Canadian Pension Plan, and a supplemental retirement income plan, which we refer to as the Canadian Supplemental Plan. In the United States, eligible employees, including senior executives, participate in a pension plan, which we refer to as the U.S. Pension Plan, and a supplemental pension plan, which we refer to as the U.S. Supplemental Plan. The Canadian Pension Plan is a defined contribution plan that includes individual and company contributions. Each of the Canadian Supplemental Plan, the U.S. Pension Plan and the U.S. Supplemental Plan is a defined benefit plan with benefits calculated based on the participant’s service and the plan’s benefit formula. In addition, certain U.S. employees participate in the 401(k) Plan and certain Canadian employees participate in the Savings Plan. We make contributions to the 401(k) Plan and the Savings Plan for the benefit of participants in accordance with the terms of such plans.

We maintain the Canadian Pension Plan, which generally requires all participating employees to contribute 5.5% of their earnings (or such lesser amount as is deductible for Canadian income tax purposes) to the Canadian Pension Plan and our company to contribute an equal amount. When an individual retires, the full amount in the individual’s account is used to produce the pension.

We maintain the Canadian Supplemental Plan, which provides a supplementary pension benefit for certain of our officers and managers. Under the basic terms of the Canadian Supplemental Plan, a pension benefit is provided in an amount equal to 2% of the average of the participant’s three highest consecutive years’ earnings multiplied by the participant’s years of pensionable service (to a maximum of 35 years), minus any annual retirement benefit payable under the Canadian Pension Plan. For the purposes of the Canadian Supplemental Plan, earnings are defined as the participant’s annual base pay plus 100% of all bonuses payable for such year pursuant to the Short-Term Incentive Plan (subject to a maximum of 100% of base salary for such year).

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The normal retirement age pursuant to the Canadian Supplemental Plan is 65, with a reduction in benefits for early retirement prior to age 62. No benefits pursuant to the Canadian Supplemental Plan are payable if termination occurs prior to age 55. Benefits payable to certain employees who have reached the minimum age (55) for retirement pursuant to the Canadian Supplemental Plan may be secured by letters of credit provided by us or may be otherwise secured by us, if appropriate. Benefits are generally paid in the form of a single lump sum payment equal to the actuarial present value of the annual benefits or, in certain circumstances, an annuity for life.

For a designated group of senior officers, including Mr. Doyle and Mr. Brownlee, the benefit payable under the Canadian Supplemental Plan is an amount equal to (1) 5% of the average of the senior officer’s three highest consecutive years’ earnings multiplied by the senior officer’s years of pensionable service (to a maximum of 10 years), plus (2) 2% of the average of the senior officer’s three highest consecutive years of earnings multiplied by the senior officer’s years of pensionable service in excess of 25 years to a maximum of 10 additional years, minus (3) any annual retirement benefit payable under the Canadian Pension Plan and certain other tax qualified plans.

Prior to January 1, 1999, PCS Phosphate Company Inc. and PCS Nitrogen, Inc. maintained separate defined benefit pension plans (the “Phosphate Pension Plan” and the “Nitrogen Pension Plan”) for their respective eligible U.S. employees, including Mr. Dietz and Mr. Delaney, in the case of PCS Nitrogen. Effective January 1, 1999, we consolidated our pension plans for U.S. employees and the Nitrogen Pension Plan was merged with and into the Phosphate Pension Plan to form the U.S. Pension Plan.

Under the U.S. Pension Plan, participants age 65 with 5 years of service (or age 62 or older with at least 20 years of service) receive a retirement benefit of 1.5% of the participant’s final average compensation (as defined below) multiplied by the participant’s years of service accrued after December 31, 1998 (maximum 35 years) in the form of a life annuity. Participants with service accrued prior to January 1, 1999 under previous plans, including Mr. Dietz and Mr. Delaney, will have a portion of their retirement benefit calculated under the formulas for such plans. Employees not meeting the minimum age or years of service requirement at termination will receive a reduced benefit.

Pursuant to the U.S. Pension Plan, final average compensation is defined as compensation for the highest paid 60 consecutive months of service out of the last 120 months of service. Compensation is defined as a participant’s base pay plus the annually paid bonus under our Short-Term Incentive Plan (subject to a maximum of 100% of base salary for such year). The retirement benefits from the U.S. Pension Plan for Mr. Dietz, Mr. Delaney and Ms. Irwin are subject to certain limitations on the amount of retirement benefits that may be provided under U.S. tax qualified pension plans. The U.S. Supplemental Plan is intended to provide a participant with the same aggregate benefits that such participant would have received had there been no legal limitations on the benefits provided by the U.S. Pension Plan. No benefits pursuant to the U.S. Supplemental Plan are payable if termination occurs prior to age 55.

With respect to services provided prior to July 1, 2009, for the purpose of calculating a participant’s benefit under the Canadian Supplemental Plan, the U.S. Supplemental Plan and the individual agreements, the inclusion of awards paid pursuant to our Short-Term Incentive Plan is not subject to a limit of 100% of base salary for the relevant calendar year. In addition, with respect to services provided prior to July 1, 2009, a participant’s benefit under the Canadian Supplemental Plan and the individual agreements is calculated using such participant’s three highest years’ earnings rather than such participant’s three highest consecutive years’ earnings.

MANAGEMENT PROXY CIRCULAR ï Compensation	Page 65

Estimated Termination Payments and Benefits

The following table sets forth estimates of the amounts payable to each of our Named Executive Officers upon the specified termination events, assuming that each such event took place on the last business day of fiscal year 2009. The table does not include (1) benefits under plans that are generally available to salaried employees and that do not discriminate in favor of executive officers, including the Canadian Pension Plan, the U.S. Pension Plan, the Savings Plan and the 401(k) Plan or (2) the value of outstanding equity awards that have previously vested, such as stock options, which awards are set forth above in “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End”. For descriptions of the compensation plans and agreements that provide for the payments set forth in the following table, including our severance policy and our change in control agreements, see “Compensation Discussion and Analysis — Elements of Executive Compensation”.

Barbara
	William J.	Wayne R.	James F.	G. David	Jane
	Doyle	Brownlee	Dietz	Delaney	Irwin
	($)	($)	($)	($)	($)
Involuntary Termination/Termination Without Cause Salary/Severance Medium-Term Incentive Plan Supplemental Plan(1)(2) Executive Health & Welfare Benefits	2,488,011 953,579 890,259 614,639 29,534	1,265,019 494,400 259,106 511,513 0	720,510 309,355 254,821 156,334 0	600,288 409,500 190,788 0 0	294,300 110,167 184,132 0 0
Termination Following Change in Control Salary/Severance Medium-Term Incentive Plan Stock Options (Accelerated)(3) Supplemental Plan(1)(2) Executive Health & Welfare Benefits Tax Gross-up	28,055,077 7,541,000 2,670,777 16,811,620 954,864 76,816 0	8,339,432 2,753,200 777,319 3,921,093 887,820 0 0	5,226,070 309,355 254,821 4,505,560 156,334 0 0	2,935,454 409,500 190,788 2,335,166 0 0 0	2,629,466 110,167 184,132 2,335,166 0 0 0
Death or Disability Medium-Term Incentive Plan	890,259 890,259	259,106 259,106	254,821 254,821	190,788 190,788	184,132 184,132
Retirement Medium-Term Incentive Plan Stock Options (36 Month Continued Vesting)(3) Supplemental Plan(1)(2)	18,316,518 890,259 16,811,620 614,639	4,691,712 259,106 3,921,093 511,513	4,916,715 254,821 4,505,560 156,334	2,525,954 190,788 2,335,166 0	2,519,298 184,132 2,335,166 0

(1)	Supplemental Plan refers to the Canadian Supplemental Plan for Mr. Doyle and Mr. Brownlee and to the U.S. Supplemental Plan for Mr. Dietz, Mr. Delaney and Ms. Irwin. The Supplemental Plan benefits set forth for each Named Executive Officer reflect the incremental value of benefits for each termination event that exceeds the present value of benefits set forth in the “Pension Benefits” table above.

(2)	As of December 31, 2009, Mr. Delaney was age 48 and ineligible to receive benefits under the U.S. Supplemental Plan, and Ms. Irwin was age 54 and ineligible to receive benefits under the U.S. Supplemental Plan. No benefits are payable if the participant is not at least age 55 at termination.

(3)	The aggregate value of Mr. Brownlee’s stock options was converted to U.S. dollars using the December 31, 2009 Canadian exchange rate of 1.0501.

Payments Made Upon Involuntary Termination or Termination Without Cause

As quantified in the table above, upon involuntary termination or termination without cause, a Named Executive Officer is generally entitled to receive (1) severance in an aggregate amount equal to two weeks of salary for each year of service (subject to a minimum of four weeks and a maximum of fifty-two weeks), (2) a pro rata portion of the current performance period’s Medium-Term Incentive Plan award, (3) benefits under the Canadian or U.S. Supplemental Plan, as reduced in accordance with the plan’s early retirement provisions and (4) with respect to Mr. Doyle, executive health and welfare benefits during the severance period.

Payments Made Upon Termination Following a Change in Control

As described in “Compensation Discussion and Analysis — Post-Retirement and Termination Compensation”, we have entered into change in control agreements with Mr. Doyle and Mr. Brownlee. As quantified in the table above, upon a termination within two years of a change in control, these Named Executive Officers are entitled to receive (1) severance in an aggregate amount equal to three times the executive’s current base salary and average bonus for the last three years, (2) immediate vesting and payout of the current performance period’s Medium-Term Incentive Plan award, (3) benefits under the Canadian Supplemental Plan, as supplemented by three additional years of service and as reduced in accordance with the plan’s early retirement provisions and (4) with respect to Mr. Doyle, executive health and

MANAGEMENT PROXY CIRCULAR ï Compensation	Page 66

welfare benefits for a period of three years. Mr. Doyle is also entitled to a tax gross-up to cover excise taxes, if payable for the receipt of benefits under the change in control agreement.

As quantified in the table above, upon termination following a change in control, Named Executive Officers without change in control agreements are generally entitled to receive (1) severance in an aggregate amount equal to two weeks of salary for each year of service (subject to a minimum of four weeks and a maximum of fifty-two weeks); (2) a pro rata portion of the current performance period’s Medium-Term Incentive Plan award and (3) benefits under the Canadian or U.S. Supplemental Plan, as reduced in accordance with the plan’s early retirement provisions.

In addition, all outstanding options granted prior to 2009 become exercisable upon a change in control without regard to whether the Named Executive Officer is terminated. Outstanding options granted under the 2009 Performance Option Plan become exercisable if a Named Executive Officer is terminated without Cause (as defined in the 2009 Performance Option Plan) or resigns for Good Reason (as defined in the 2009 Performance Option Plan) during the two years following a change in control.

Payments Made Upon Death or Disability

As quantified in the table above, upon death or disability, a Named Executive Officer is generally entitled to receive a pro rata portion of the current performance period’s Medium-Term Incentive Plan award.

Generally, death or disability does not result in incremental value under the Canadian Supplemental Plan or the U.S. Supplemental Plan. If a Named Executive Officer becomes disabled, the individual may (1) go on long term disability, which would result in the continued accrual of Supplemental Plan benefits or (2) retire immediately, which would result in the same benefits as retirement. Canadian Supplemental Plan death benefits are generally payable at 60% of the amount of benefits if the participant had retired on the date of death. U.S. Supplemental Plan benefits are generally payable at the greater of (1) 50% of the amount of benefits if the participant had retired on the date of death, payable for the remainder of the spouse’s lifetime and (2) 100% of the amount of benefits if the participant had retired on the date of death, payable for a period of ten years.

Payments Made Upon Retirement

As quantified in the table above, upon retirement, a Named Executive Officer is generally entitled to receive (1) a pro rata portion of the current performance period’s Medium-Term Incentive Plan award; (2) the right to exercise any vested performance options, including such options that may vest after retirement, for a period of three years and (3) benefits under the Canadian or U.S. Supplemental Plan, as reduced in accordance with the plan’s early retirement provisions.

The following table sets forth the estimated annual or aggregate amounts that each Named Executive Officer would have received upon retirement at December 31, 2009 and would receive upon retirement at age 65 pursuant to the retirement plans in which each Named Executive Officer participates. The age 65 amounts in the below table assume annual salary increases of 3% and flat short-term incentive award targets (as a percentage of salary) for each of the Named Executive Officers and use the same interest rates as disclosed under “— Pension Benefits” above. Voluntary contributions by each of the Named Executive Officers to the retirement plans have been excluded from the calculation of the amounts set forth below.

		William J. Doyle		Wayne R. Brownlee		James F. Dietz		G. David Delaney		Barbara Jane Irwin
		($)		($)		($)		($)		($)
		Year End	Age 65	Year End	Age 65	Year End	Age 65	Year End	Age 65	Year End	Age 65
Canadian/U.S.	Annual	1,258,510	1,619,444	491,893	767,896	171,276	208,944	103,464	462,493	46,524	231,015
Pension Plan	Aggregate	18,388,187	21,001,468	7,551,409	9,958,321	2,155,054	2,368,825	982,979	5,243,346	623,163	2,619,048

Savings/	Annual	57,473	114,136	16,775	50,394	38,258	50,006	107,377	254,513	8,729	34,792
401(k) Plan	Aggregate	839,745	1,480,148	257,526	653,528	486,050	567,607	1,024,998	2,885,453	110,717	394,437

Total	Annual	1,315,983	1,733,580	508,668	818,290	209,534	258,950	210,841	717,006	55,253	265,807
	Aggregate	19,227,932	22,481,616	7,808,935	10,611,849	2,641,104	2,936,432	2,007,977	8,128,799	733,880	3,013,485

MANAGEMENT PROXY CIRCULAR ï Compensation	Page 67

Performance Graphs

The following graph illustrates the Corporation’s cumulative shareholder return, assuming reinvestment of dividends, by comparing a $100 investment in the Shares at December 31, 2004 to the return on the Standard & Poor’s 500 Index®, the DAX Ag and a self-selected peer group. The performance of the DJUSBMI is presented here for comparative purposes in accordance with Item 201(e) of Regulation S-K and will not be provided in the future.

	Dec-04	Dec-05	Dec-06	Dec-07	Dec-08	Dec-09

PotashCorp-NYSE Listing	$100	$97	$175	$529	$270	$402
Self-Selected Peer Group	$100	$107	$161	$511	$222	$401
S&P 500®	$100	$105	$121	$128	$81	$102
DJUSBMI	$100	$105	$123	$164	$81	$134
DAX Global Agribusiness	$100	$113	$156	$298	$157	$232

Copyright © 2010 S&P, a division of The McGraw-Hill Companies Inc. All right reserved.
Copyright © 2010 Dow Jones & Co. All rights reserved.

Self-selected peer group consists of:	Symbol

Agrium Inc.*	AGU
CF Industries, Inc.	CF
Intrepid Potash	IPI
Mosaic Co (formerly IMC Global Inc) (through 4Q04)	MOS
Terra Industries, Inc.	TRA
Yara International ASA	YAR NO
Israel Chemicals Limited	CHIM IT
Sociedad Quimica Y Minera de Chile S.A.	SQM/B CI
K + S AG	SDF/GR
Arab Potash Company	APOT JR
Uralkali	URKA RU

* TSX

MANAGEMENT PROXY CIRCULAR ï Compensation	Page 68

The following graph illustrates the Corporation’s cumulative shareholder return, assuming reinvestment of dividends, by comparing a Cdn$100 investment in the Shares at December 31, 2004 to the return on the S&P/TSX Composite Index.

	Dec-04	Dec-05	Dec-06	Dec-07	Dec-08	Dec-09

PotashCorp-TSX Listing	$100	$94	$169	$438	$274	$352
S&P 500	$100	$105	$121	$128	$81	$102
S&P/TSX Composite Index	$100	$124	$146	$160	$107	$145

Copyright© 2010 S&P, a division of The McGraw-Hill Companies, Inc. All rights reserved.

MANAGEMENT PROXY CIRCULAR ï Compensation	Page 69

The above chart compares the total annual compensation, which is comprised of fixed compensation, equity compensation and awards under the Short-Term Incentive Plan earned by the Corporation’s Named Executive Officers from 2004 through 2009 to the Corporation’s annual CFROI-WACC during the same period. CFROI-WACC is the performance metric used to determine vesting of performance options granted under the Corporation’s Performance Option Plans and is correlated with total shareholder return. While total Named Executive Officer compensation was not directly correlated to CFROI-WACC between 2004 and 2009, the general trend in total Named Executive Officer compensation was consistent with the general trend in CFROI-WACC. In addition, because awards under the Corporation’s incentive plans are capped at certain maximum performance levels, the substantial increase in CFROI-WACC between 2006 and 2008 compared to relatively stable levels of total Named Executive Officer compensation during the same period. In 2009, because the Corporation failed to achieve the minimum corporate financial performance required under the Short-Term Incentive Plan, no Short-Term Incentive Plan awards were earned by the Corporation’s Named Executive Officers. The increase in total Named Executive Officer compensation between 2004 and 2005 primarily reflects the absence of stock option grants during 2004.

For purposes of the above chart, fixed compensation includes base salary and other compensation, which includes perquisites and personal benefits. Equity compensation includes the grant-date fair value of awards under the Corporation’s Medium-Term Incentive Plans (grants made in 2006 and 2009) and Performance Option Plans (annual grants).

MANAGEMENT PROXY CIRCULAR ï Compensation	Page 70

Directors’ and Officers’
Liability Insurance

The Corporation has acquired and maintains liability insurance for its directors and officers as well as those of its subsidiaries as a group. The coverage limit of such insurance is $125 million per claim and $125 million in the annual aggregate. The Corporation has entered into a one-year contract ending June 30, 2010. Premiums of $1,225,000 were paid by the Corporation for the last fiscal year. Claims for which the Corporation grants indemnification to the insured persons are subject to a $5 million deductible for any one loss.

MANAGEMENT PROXY CIRCULAR ï Ownership of Shares	Page 72